As filed with the Securities and Exchange Commission on June 10, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

__________________________

VERTEX ENERGY, INC.

(Name of registrant in its charter)

Nevada	94-3439569
(State or jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1331 Gemini Street, Suite 250

Houston, Texas 77058

(866) 660-8156

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

____________________________

Benjamin P. Cowart

Chief Executive Officer

Vertex Energy, Inc.

1331 Gemini Street, Suite 250

Houston, Texas 77058

(866) 660-8156

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

____________________________

Copies To:

David M. Loev, Esq.

John S. Gillies, Esq.

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Telephone: (713) 524-4110

Facsimile: (713) 524-4122

____________________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	16,570,164 (3)	$1.43	$23,695,335	$2,386.12
Common Stock, par value $0.001 per share	3,100,926 (4)	$1.43	$4,434,324	$446.54
TOTAL	19,671,090		$28,129,659	$2,832.66 (5)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock split, stock dividends, recapitalization, or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low per share sales prices of the Registrant’s common stock as reported on the NASDAQ Capital Market on June 7, 2016.
(3)	Represents (A) 12,403,683 shares of common stock issuable upon conversion of 12,403,683 currently outstanding shares of Series B1 Preferred Stock (which convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)), in accordance with and pursuant to the terms and conditions of the Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B1 Preferred Stock, filed with the Secretary of State of Nevada on May 12, 2016 (the “Designation”); and (B) 4,166,481 shares of common stock (a) issuable in lieu of dividends payable in cash, on (i) such Series B1 Preferred Stock currently outstanding; and (ii) additional shares of Series B1 Preferred Stock issued in-kind, in lieu of dividends payable in cash on shares of Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), from time to time, in accordance with and pursuant to the terms and conditions of the Designation; or (b) issuable upon conversion of additional shares of Series B1 Preferred Stock issued in-kind (which convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)), in lieu of dividends payable in cash, on (i) such Series B1 Preferred Stock currently outstanding; and (ii) additional shares of Series B1 Preferred Stock issuable in-kind, in lieu of dividends payable in cash on shares of Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), each from time to time, in accordance with and pursuant to the terms and conditions of the Designation. The Series B1 Preferred Stock accrues a dividend, payable quarterly in arrears (based on calendar quarters), in the amount of 6% per annum (9% in the event the certain adjusted EBITDA targets are not met) of the original issuance price of the Series B1 Preferred Stock ($1.56 per share). The dividend is payable by the Registrant, at the Registrant’s election, in registered common stock of the Registrant (if available) or cash. In the event dividends are paid in registered common stock of the Registrant, the number of shares payable is calculated by dividing (a) the accrued dividend by (b) 90% of the arithmetic average of the volume weighted average price (VWAP) of the Registrant’s common stock for the 10 trading days immediately prior to the applicable date of determination (the “Dividend Stock Payment Price”). Notwithstanding the foregoing, in no event may the Registrant pay dividends in common stock unless the applicable Dividend Stock Payment Price is above $1.52. If the Registrant is prohibited from paying the dividend in cash (due to contractual senior credit agreements or other restrictions) or is unable to pay the dividend in registered common stock, the dividend will be paid in-kind in Series B1 Preferred Stock shares at $1.56 per share. The 16,570,164 shares being registered herein in connection with this footnote (3), represents the maximum number of shares of common stock issuable in lieu of cash dividends on (i) Series B1 Preferred Stock shares currently outstanding; and (ii) additional shares of Series B1 Preferred Stock which could be required to be issued in lieu of cash dividends on currently outstanding shares of Series B1 Preferred Stock and additional shares of Series B1 Preferred Stock issued subsequent hereto in lieu of cash dividends through the required maturity date of such Series B1 Preferred Stock (June 24, 2020).
(4)	Represents 3,100,926 shares of common stock that are issuable in connection with the exercise of outstanding warrants to purchase 3,100,926 shares of common stock at an exercise price of $1.53 per share and held by certain of the selling stockholders named in the prospectus which forms a part of this Registration Statement.
(5)

The Registrant hereby offsets the total registration fee due under this Registration Statement by the amount of the filing fee associated with the unsold securities from the Registrant’s Form S-3 Registration Statement, filed by the Registrant with the Securities and Exchange Commission (“SEC”) on April 17, 2015 (SEC File No. 333-203459), registering a primary offering of securities to be sold by the Registrant for a maximum aggregate offering price of $75,000,000 (total registration fee of $8,715) (the “Withdrawn Registration Statement”), which Registration Statement was withdrawn by the Registrant before it became effective and before any securities were sold thereunder. A total of (a) $3,932.93 of such associated filing fees were previously used to offset filing fees due by the Registrant on its Form S-1 Registration Statement filed with the SEC on July 27, 2015 (SEC File No. 333-205871); (b) a total of $105.80 of such associated filing fees were previously used to offset filing fees due by the Registrant on its Form S-1 Registration Statement filed with the SEC on September 28, 2015 (SEC File No. 333-207156); and (c) a total of $564.73 of such associated filing fees were previously used to offset filing fees due by the Registrant on its Form S-8 Registration Statement filed with the SEC on September 28, 2015 (SEC File No. 333-207157). A portion of the associated remaining filing fees of $4,111.54 associated with the Withdrawn Registration Statement are hereby used to offset the current registration fee due. Accordingly, the full amount of the $2,832.66 registration fee currently due for this Registration Statement is being paid by offset against a portion of the remaining balance of the fee paid for the Withdrawn Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information contained herein is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 10, 2016

PROSPECTUS

Vertex Energy, Inc.

19,671,090 Shares of Common Stock

__________________

This prospectus relates to the resale by the selling stockholders named herein of 19,671,090 shares of common stock, par value $0.001 per share, which we refer to as common stock, of Vertex Energy, Inc., which we refer to as us, we, the Company, the Registrant or Vertex Energy, representing (1) 12,403,683 shares of common stock issuable upon conversion of 12,403,683 currently outstanding shares of Series B1 Preferred Stock (which convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)), in accordance with and pursuant to the terms and conditions of the Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B1 Preferred Stock, filed with the Secretary of State of Nevada on May 12, 2016 (the “Designation”); (2) 4,166,481 shares of common stock (a) issuable in lieu of dividends payable in cash, on (i) such Series B1 Preferred Stock currently outstanding; and (ii) additional shares of Series B1 Preferred Stock issued in-kind, in lieu of dividends payable in cash on shares of Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), from time to time, in accordance with and pursuant to the terms and conditions of the Designation; or (b) issuable upon conversion of additional shares of Series B1 Preferred Stock issued in-kind (which convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)), in lieu of dividends payable in cash, on (i) such Series B1 Preferred Stock currently outstanding; and (ii) additional shares of Series B1 Preferred Stock issuable in-kind, in lieu of dividends payable in cash on shares of Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), from time to time, in accordance with and pursuant to the terms and conditions of the Designation, which we refer to collectively, as the Series B1 Common Shares; and (3) 3,100,926 shares of common stock that are issuable in connection with the exercise of outstanding warrants to purchase 3,100,926 shares of common stock at an exercise price of $1.53 per share and held by the selling stockholders named herein, which we refer to as the Warrant Shares.

The Series B1 Preferred Stock shares accrue a dividend, payable quarterly in arrears (based on calendar quarters), in the amount of 6% per annum of the original issuance price of the Series B1 Preferred Stock ($1.56 per share), provided that such dividend increases to 9% if the Consolidated Adjusted EBITDA (defined below) targets described below are not met during the periods indicated below during 2016-2017, until the earlier of (a) the date the next target is met, or (b) June 30, 2018. “Consolidated Adjusted EBITDA” means the Registrant’s operating income, plus (i) share-based compensation expense, (ii) depreciation and amortization, (iii) goodwill impairment charges, (iv) acquisition related expenses, (v) nonrecurring restructuring charges, and (vi) other non-cash expenses or one-time items, all as calculated in accordance with United States generally accepted accounting principles, as consistently applied by the Company.

The Consolidated Adjusted EBITDA targets are as follows:

Measurement Period	Consolidated Adjusted EBITDA
For the six months ending December 31, 2016	Negative $1,000,000
For the three months ending March 31, 2017	$1,000,000
For the six months ending June 30, 2017	$3,500,000
For the nine months ending September 30, 2017	$5,500,000
For the twelve months ending December 31, 2017	$7,500,000

The dividend is payable by the Company, at the Company’s election, in registered common stock of the Company (if available) or cash, subject to the terms of the Company’s senior loan documents. In the event dividends are paid in registered common stock of the Company, the number of shares payable will be calculated by dividing (a) the accrued dividend by (b) 90% of the arithmetic average of the volume weighted average price (VWAP) of the Company’s common stock for the 10 trading days immediately prior to the applicable date of determination (the “Dividend Stock Payment Price”). Notwithstanding the foregoing, in no event may the Company pay dividends in common stock unless the applicable Dividend Stock Payment Price is above $1.52. If the Company is prohibited from paying the dividend in cash (due to contractual senior credit agreements or other restrictions) or is unable to pay the dividend in registered common stock, the dividend will be paid in-kind in additional shares of Series B1 Preferred Stock shares at $1.56 per share. The shares of common stock being registered herein include the maximum number of shares of common stock issuable upon conversion of the Series B1 Preferred Stock currently outstanding and the Series B1 Preferred Stock which may be issued by the Company in the future, from time to time, in-kind, in lieu of accrued dividends on Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), in accordance with and pursuant to the terms and conditions of the Designation, or which may be issued in the future in lieu of cash dividends on Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), in accordance with and pursuant to the terms and conditions of the Designation, by the selling stockholders named herein.

The shares of common stock described in this prospectus may be offered for sale from time to time by the selling stockholders named herein. The selling stockholders may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 28, including transactions on any stock exchange, market or facility on which our common stock may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We have no basis for estimating either the number of shares of our common stock that will ultimately be sold by the selling stockholders or the prices at which such shares will be sold.

We are not selling any securities covered by this prospectus and will not receive any of the proceeds from the sale of such shares by the selling stockholders. We are registering shares of common stock on behalf of the selling stockholders. We are bearing all of the expenses in connection with the registration of the shares of common stock, but all selling and other expenses incurred by the selling stockholders, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by them.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “VTNR”. The closing price for our common stock on June 9, 2016 was $1.39 per share.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 12 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). This prospectus relates to the resale by the selling stockholders listed in this prospectus of up to 19,671,090 shares of our common stock. We will not receive any proceeds from the resale of any of the shares by the selling stockholders. We will receive proceeds from the exercise of any warrants. We have agreed to pay for the expenses related to the registration of the shares being offered by the selling stockholders.

You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”, beginning on page 31, before making an investment decision.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information”, beginning on page 31.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the SEC and incorporated herein by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, or a prospectus supplement. We do not imply or represent by delivering this prospectus that Vertex Energy, Inc., or its business, financial condition or results of operations, are unchanged after the date on the front of this prospectus or that the information in this prospectus is correct at any time after such date, provided that we will amend or supplement this prospectus to disclose any material events which occur after the date of such prospectus to the extent required by applicable law.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

In this prospectus, we may rely on and refer to information regarding the refining, re-refining, used oil, and oil and gas industries in general from market research reports, analyst reports and other publicly available information. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of this information, and we have not independently verified any of it. Some data is also based on our good faith estimates. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” beginning on page 12 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Please see the “Glossary of Selected Terms” incorporated by reference as Exhibit 99.1 to the registration statement of which this prospectus forms a part, for a list of abbreviations and definitions used throughout this prospectus.

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” the “Registrant”, the “Company,” “Vertex” and “Vertex Energy” refer to Vertex Energy, Inc. and its subsidiaries. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our securities.

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PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in, or incorporated by reference in, the prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our securities, in addition to the following summary, we urge you to carefully read the entire prospectus and documents incorporated by reference herein, especially the risks of investing in our securities as discussed under “Risk Factors” herein and therein. The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus.

General

We are an environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Our primary focus is recycling used motor oil and other petroleum by-products. We are engaged in operations across the entire petroleum recycling value chain including collection, aggregation, transportation, storage, re-refinement, and sales of aggregated feedstock and re-refined products to end users. We operate in the following three divisions: the Black Oil, Refining and Marketing, and Recovery divisions. Our Black Oil division collects and purchases used motor oil directly from third-party generators, aggregates used motor oil from an established network of local and regional collectors, and sells used motor oil to our customers for use as a feedstock or replacement fuel for industrial burners. Our Refining and Marketing division aggregates and manages the re-refinement of used motor oil and other petroleum by-products and sells the re-refined products to end customers. Our Recovery division is a generator solutions company for the proper recovery and management of hydrocarbon streams. We operate three refining facilities, one located in Marrero, Louisiana which processes used motor oil into vacuum gas oil (VGO), one located in Columbus, Ohio which produces a base oil product that is sold to lubricant packagers and distributors, and a third refining facility located in Baytown, Texas, that uses our proprietary Thermal Chemical Extraction Process (“TCEP”) (described below) technology, which is currently not being operated due to economic factors, and we also utilize third-party processing facilities.

During fiscal 2013 and 2014 we acquired 100% of E-Source Holdings, LLC (“E-Source”), a company that leases and operates a facility located in Houston, Texas, and provides dismantling, demolition, decommission and marine salvage services at industrial facilities throughout the Gulf Coast. E-Source also owns and operates a fleet of trucks and other vehicles used for shipping and handling equipment and scrap materials.

We acquired certain assets and operations from Omega Holdings, LLC (“Omega”) in May 2014. Included in the acquisition was Omega’s Marrero, Louisiana re-refinery and Myrtle Grove complex in Belle Chasse, Louisiana and ownership of Golden State Lubricants Works, LLC (“Golden State”). The Marrero, Louisiana facility re-refines used motor oil and also produces vacuum gas oil. Golden State operates a strategic blending and storage facility located in Bakersfield, California.

We also acquired certain assets and operations from Warren Ohio Holdings Co., LLC. f/k/a Heartland Group Holdings, LLC (“Heartland”) in December 2014. Included in the acquisition were substantially all of the assets and operations of Heartland related to and used in an oil re-refinery and, in connection with the collecting, aggregating and purchasing of used lubricating oils and the re-refining of such oils into processed oils and other products for the distribution, supply and sale to end-customers, including raw materials, finished products and work-in process, equipment and other fixed assets, customer lists and marketing information, the name ‘Heartland’ and other related trade names, Heartland’s real property relating to its used oil refining facility located in Columbus, Ohio, used oil storage and transfer facilities located in Columbus, Zanesville and Norwalk, Ohio (provided that the acquisition of the Norwalk, Ohio location is subject to certain terms and conditions and has not closed yet),  and leases related to storage and transfer facilities located in Zanesville, Ohio, Mount Sterling, Kentucky, and Ravenswood, West Virginia. As part of the acquisition, we also assumed certain liabilities of Heartland associated with certain assumed and acquired agreements.

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Black Oil Division

Our Black Oil division is engaged in operations across the entire used motor oil recycling value chain including collection, aggregation, transportation, storage, refinement, and sales of aggregated feedstock and re-refined products to end users. We collect and purchase used oil directly from generators such as oil change service stations, automotive repair shops, manufacturing facilities, petroleum refineries, and petrochemical manufacturing operations. We collect and purchase used oil directly from generators such as oil change service stations, automotive repair shops, manufacturing facilities, petroleum refineries, and petrochemical manufacturing operations. We own a fleet of 26 collection vehicles, which routinely visit generators to collect and purchase used motor oil. We also aggregate used oil from a diverse network of approximately 50 suppliers who operate similar collection businesses to ours.

We manage the logistics of transport, storage and delivery of used oil to our customers. We own a fleet of 15 transportation trucks and more than 150 aboveground storage tanks with over 7.3 million gallons of storage capacity. These assets are used by both the Black Oil division and the Refining and Marketing division. In addition, we also utilize third parties for the transportation and storage of used oil feedstocks. Typically, we sell used oil to our customers in bulk to ensure efficient delivery by truck, rail, or barge. In many cases, we have contractual purchase and sale agreements with our suppliers and customers, respectively. We believe these contracts are beneficial to all parties involved because it ensures that a minimum volume is purchased from collectors and generators, a minimum volume is sold to our customers, and we are able to minimize our inventory risk by a spread between the costs to acquire used oil and the revenues received from the sale and delivery of used oil. We also use our proprietary TCEP technology to re-refine used oil into marine fuel cutterstock and a higher-value feedstock for further processing; however we are currently not utilizing our TCEP technology due to market conditions. In addition, at our Marrero facility we produce a Vacuum Gas Oil (VGO) product that is sold to refineries as well as to the marine fuels market. At our Columbus, Ohio facility (Heartland Petroleum) we produce a base oil product that is sold to lubricant packagers and distributors.

Refining and Marketing Division

Our Refining and Marketing division is engaged in the aggregation of feedstock, re-refining it into higher value end products, and selling these products to our customers, as well as related transportation and storage activities. We aggregate a diverse mix of feedstocks including used motor oil, petroleum distillates, transmix and other off-specification chemical products. These feedstock streams are purchased from pipeline operators, refineries, chemical processing facilities and third-party providers, and are also transferred from our Black Oil division. We have a toll-based processing agreement in place with KMTEX to re-refine feedstock streams, under our direction, into various end products that we specify. KMTEX uses industry standard processing technologies to re-refine our feedstocks into pygas, gasoline blendstock and marine fuel cutterstock. We sell all of our re-refined products directly to end-customers or to processing facilities for further refinement.

Recovery Division

The Recovery division is a generator solutions company for the proper recovery and management of hydrocarbon streams. The Recovery division also provides industrial dismantling, demolition, decommissioning, investment recovery and marine salvage services in industrial facilities. The Company (through this division) owns and operates a fleet of eight trucks and heavy equipment used for processing, shipping and handling of reusable process equipment and other scrap commodities.

We currently provide our services in 15 states, primarily in the Gulf Coast and Central Midwest regions of the United States. For the rolling twelve month period ending March 31, 2016, we aggregated approximately 108.6 million gallons of used motor oil and other petroleum by-product feedstocks and managed the re-refining of approximately 69.5 million gallons of used motor oil with our proprietary TCEP, VGO and Base Oil processes.

Biomass Renewable Energy

We are also continuing to work on joint development commercial projects which focus on the separation of municipal solid waste into feedstocks for energy production. We are very selective in choosing opportunities that we believe will result in value for our shareholders; however, the ongoing venture may not successfully bring any projects to a point of financing or successful construction and operation.

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Thermal Chemical Extraction Process

We own the intellectual property for our patented TCEP. TCEP is a technology which utilizes thermal and chemical dynamics to extract impurities from used oil which increases the value of the feedstock. We intend to continue to develop our TCEP technology and design with the goal of producing additional re-refined products, including lubricating base oil.

TCEP differs from conventional re-refining technologies, such as vacuum distillation and hydrotreatment, by relying more heavily on chemical processes to remove impurities rather than temperature and pressure. Therefore, the capital requirements to build a TCEP plant are typically much less than a traditional re-refinery because large feed heaters, vacuum distillation columns, and a hydrotreating unit are not required. The end product currently produced by TCEP is used as fuel oil cutterstock. Conventional re-refineries produce lubricating base oils or product grades slightly lower than base oil that can be used as industrial fuels or transportation fuel blendstocks.

We currently estimate the cost to construct a new, fully-functional, commercial facility using our TCEP technology, with annual processing capacity of between 25 and 50 million gallons at another location would be approximately $10 to $15 million, which could fluctuate based on throughput capacity. The facility infrastructure would require additional capitalized expenditures which would depend on the location and site specifics of the facility. As noted above, we are currently not utilizing this technology.

Strategy and Plan of Operations

The principal elements of our strategy include:

Pursue Strategic Acquisitions and Partnerships

 We plan to grow market share by consolidating feedstock supply through partnering with or acquiring collection and aggregation assets. Our executive team has a proven ability to evaluate resource potential and identify acquisition targets, funding permitting. The acquisitions and/or partnerships could increase our revenue and provide better control over the quality and quantity of feedstock available for resale and/or upgrading as well as providing additional future locations for the implementation of TCEP, assuming TCEP once again becomes economically viable. In addition, we intend to pursue further vertical integration opportunities by acquiring complementary recycling and processing technologies where we can realize synergies by leveraging our customer and vendor relationships, infrastructure, and personnel, and by eliminating duplicative overhead costs.

Expand Feedstock Supply Volume

We intend to expand our feedstock supply volume by growing our collection and aggregation operations. We plan to increase the volume of feedstock we collect directly by developing new relationships with generators and working to displace incumbent collectors; increasing the number of collection personnel, vehicles, equipment, and geographical areas we serve; and acquiring collectors in new or existing territories. We intend to increase the volume of feedstock we aggregate from third-party collectors by expanding our existing relationships and developing new vendor relationships. We believe that our ability to acquire large feedstock volumes will help to cultivate new vendor relationships because collectors often prefer to work with a single, reliable customer rather than manage multiple relationships and the uncertainty of excess inventory.

Broaden Existing Customer Relationships and Secure New Large Accounts

We intend to broaden our existing customer relationships by increasing sales of used motor oil and re-refined products to these accounts. In some cases, we may also seek to serve as our customers’ primary or exclusive supplier. We also believe that as we increase our supply of feedstock and re-refined products that we will secure larger customer accounts that require a partner who can consistently deliver high volumes.

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Re-Refine Higher Value End Products

We intend to develop, lease, or acquire technologies to re-refine our feedstock supply into higher-value end products. We believe that the expansion of our facilities and our technology, and investments in additional technologies, will enable us to upgrade feedstock into end products, such as lubricating base oil, that command higher market prices than the current re-refined products we produce.

Products and Services

We generate substantially all of our revenue from the sale of four product categories. All of these products are commodities that are subject to various degrees of product quality and performance specifications.

Used Motor Oil

Used motor oil is a petroleum-based or synthetic lubricant that contains impurities such as dirt, sand, water, and chemicals.

Fuel Oil

Fuel Oil is a distillate fuel which is typically blended with lower quality fuel oils. The distillation of used oil and other petroleum by-products creates a fuel with low viscosity, as well as low sulfur, ash, and heavy metal content, making it an ideal blending agent.

Pygas

Pygas, or pyrolysis gasoline, is a product that can be blended with gasoline as an octane booster or that can be distilled and separated into its components, including benzene and other hydrocarbons.

Gasoline Blendstock

Naphthas and various distillate products are used for blending or compounding into finished motor gasoline. These components can include reformulated gasoline blendstock for oxygenate blending (RBOB) but exclude oxygenates (alcohols and ethers), butane, and pentanes plus.

Base Oil

An oil to which other oils or substances are added to produce a lubricant. Typically the main substance in lubricants, base oils, are refined from crude oil.

Unit Offering

On May 13, 2016, we closed the transactions contemplated by the May 10, 2016 Unit Purchase Agreement (the “Purchase Agreement”) entered into with certain accredited investors (the “Investors”), pursuant to which we sold to the Investors an aggregate of 12,403,683 units (the “Units”), each consisting of (i) one share of Series B1 Preferred Stock of the Company, $0.001 par value per share (the “Series B1 Preferred Stock”) and (ii) one warrant to purchase one-quarter of a share of common stock of the Company, $0.001 par value per share, totaling an aggregate of warrants to purchase 3,100,926 shares of common stock (each a “Warrant” and collectively, the “Warrants”). The Units were sold at a price of $1.56 per Unit (the “Unit Price”) (a 2.6% premium to the closing bid price of the Company’s common stock on the NASDAQ Capital Market on the date the Purchase Agreement was entered into which was $1.52 per share (the “Closing Bid Price”)). The Warrants have an exercise price of $1.53 per share ($0.01 above the Closing Bid Price), are exercisable beginning 185 days after the date of the closing of the Offering (November 14, 2016), have a term of 5.5 years and have cashless exercise rights to the extent the shares of common stock issuable upon exercise of the Warrants are not registered with the Securities and Exchange Commission. Total gross proceeds from the offering of the Units (the “Offering”) was $19,349,740.

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A total of $18,649,738 of the securities sold in the Offering came from investors who participated in the Company’s prior June 2015 offering of Series B Preferred Stock and warrants to purchase shares of common stock. A total of 60% of the funds received from such investors was used to immediately repurchase such investors’ Series B Preferred Stock. As a result, a total of $11,189,838 of the proceeds raised in the Offering were used to immediately repurchase and retire 3,575,070 shares of Series B Preferred Stock and pay accrued interest on such repurchased shares through the closing date (the “Repurchases”), leaving net proceeds of approximately $7.5 million, after deducting placement agent’s fees, described below and offering expenses. Of these net proceeds, $800,000 was used to immediately pay amounts owed at the end of June 2016, under the terms of that certain Amended and Restated Credit and Guaranty Agreement entered into between the Company, Vertex Energy Operating, LLC, substantially all of our subsidiaries, Goldman Sachs Specialty Lending Holdings, Inc. (the “Lender”) and Goldman Sachs Bank USA, as administrative agent for the Lender (“Agent”), dated as of and originally entered into on January 29, 2016, as amended, restated, modified, supplemented, refinanced, renewed, extended, and revised from time to time (the “Credit Agreement”), and the remaining proceeds are planned to be used for working capital purposes and potential acquisitions.

Craig-Hallum Capital Group LLC (the “Placement Agent”) acted as exclusive placement agent in connection with the Offering. The Placement Agent received a fee equal to 6.5% of the net proceeds from the Offering after affecting the Repurchases described above, equal to $530,387, plus reimbursement for expenses totaling $75,000.

The Company’s Chief Executive Officer and Chairman, Benjamin P. Cowart, and the Company’s Chief Financial Officer and Secretary, Chris Carlson, each purchased 32,052 Units ($50,000 of Units) in the Offering and in connection with such purchases were issued 32,052 shares of Series B1 Preferred Stock and warrants to purchase 8,013 shares of common stock.

As described in greater detail below, the holders of the Series B1 Preferred Stock have the right to convert such preferred stock shares into common stock of the Company on a one-for-one basis (subject to adjustments for stock splits and recapitalizations), subject to certain restrictions described below.

The Series B1 Preferred Stock is subject to the terms and conditions and has the rights and preferences set forth in the Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B1 Preferred Stock (the “Designation”), which was filed with the Secretary of State of Nevada on May 12, 2016. The Series B1 Preferred Stock accrues a dividend, payable quarterly in arrears (based on calendar quarters), in the amount of 6% per annum of the original issuance price of the Series B1 Preferred Stock ($1.56 per share or $19.3 million in aggregate), provided that such dividend increases to 9% if the Consolidated Adjusted EBITDA (defined below) targets described below are not met during the periods indicated below during 2016-2017, until the earlier of (a) the date the next target is met, or (b) June 30, 2018. “Consolidated Adjusted EBITDA” means the Company’s operating income, plus (i) share-based compensation expense, (ii) depreciation and amortization, (iii) goodwill impairment charges, (iv) acquisition related expenses, (v) nonrecurring restructuring charges, and (vi) other non-cash expenses or one-time items, all as calculated in accordance with United States generally accepted accounting principles, as consistently applied by the Company.

The Consolidated Adjusted EBITDA targets are as follows:

Measurement Period	Consolidated Adjusted EBITDA
For the six months ending December 31, 2016	Negative $1,000,000
For the three months ending March 31, 2017	$1,000,000
For the six months ending June 30, 2017	$3,500,000
For the nine months ending September 30, 2017	$5,500,000
For the twelve months ending December 31, 2017	$7,500,000

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The dividend is payable by the Company, at the Company’s election, in registered common stock of the Company (if available) or cash, subject to the terms of the Company’s senior loan documents. In the event dividends are paid in registered common stock of the Company, the number of shares payable will be calculated by dividing (a) the accrued dividend by (b) 90% of the arithmetic average of the volume weighted average price (VWAP) of the Company’s common stock for the 10 trading days immediately prior to the applicable date of determination (the “Dividend Stock Payment Price”). Notwithstanding the foregoing, in no event may the Company pay dividends in common stock unless the applicable Dividend Stock Payment Price is above $1.52. If the Company is prohibited from paying the dividend in cash (due to contractual senior credit agreements or other restrictions) or is unable to pay the dividend in registered common stock, the dividend will be paid in-kind in additional shares of Series B1 Preferred Stock shares based on the original Unit Price.

The Series B1 Preferred Stock includes a liquidation preference (in the amount of the Unit Price) which is junior to the Company’s Series A Preferred Stock, ranks senior to the Company’s Series C Preferred Stock and ranks equally with the Series B Preferred Stock. The Series B1 Preferred Stock also ranks junior to the Company’s credit facilities and other debt holders as provided in further detail in the Designation.

The Series B1 Preferred Stock prohibits us from (i) increasing or decreasing (other than by redemption or conversion (as described in the Designation)) the total number of authorized shares of Series B1 Preferred Stock (except to the extent required to issue payment-in-kind shares); (ii) re-issuing any shares of Series B1 Preferred Stock converted or redeemed; (iii) creating, or authorizing the creation of, or issuing or obligating the Company to issue shares of, any class or series of capital stock unless the same ranks junior to (and not pari passu with) the Series B1 Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to (and not pari passu with) the Series B1 Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption; (iv) issuing, incurring or obligating the Company to issue or incur any indebtedness that is convertible into, or exchangeable for, any equity security of the Company or instruments derivative of any equity security of the Company; (v) granting any rights to require a mandatory repurchase, retirement or redemption by the Company of any of the Company’s equity securities or instruments derivative of its equity securities on or prior to June 24, 2020, or issuing, incurring or obligating the Company to issue or incur, any indebtedness with a maturity date on or prior to June 24, 2020, that is convertible into, or exchangeable for, equity securities or instruments derivative of the Company’s equity securities; (vi) effecting an exchange, reclassification, or cancellation of all or a part of the Series B1 Preferred Stock (except pursuant to the terms of the Designation); (vii) effecting an exchange, or creating a right of exchange, of all or part of the shares of another class of shares into shares of Series B1 Preferred Stock; (viii) issuing any shares of Series B1 Preferred Stock other than pursuant to the Purchase Agreement or as payment-in-kind shares; (ix) altering or changing the rights, preferences or privileges of the Series B1 Preferred Stock so as to affect adversely the shares of such series; or (x) amending or waiving any provision of the Company’s Articles of Incorporation or Bylaws relative to the Series B1 Preferred Stock so as to affect adversely the shares of Series B1 Preferred Stock in any material respect as compared to holders of other series, in each case without the prior written consent of holders of Series B1 Preferred Stock holding a majority of the then outstanding shares of Series B1 Preferred Stock.

The Series B1 Preferred Stock (including accrued and unpaid dividends) is convertible into shares of the Company’s common stock at the holder’s option at any time after closing at the Unit Price (initially a one-for-one basis). If the Company’s common stock trades at or above $3.90 per share (250% of the Unit Price) for a period of 20 consecutive trading days at any time following the earlier of (a) the effective date of the resale registration statement (described below), or (b) six months after the closing of the Offering (November 13, 2016), the Company may at such time force conversion of the Series B1 Preferred Stock (including accrued and unpaid dividends) into common stock of the Company.

The Series B1 Preferred Stock votes together with the common stock on an as-converted basis, provided that each holder’s voting rights are subject to and limited by the Beneficial Ownership Limitation described below.

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The Company has the option to redeem the outstanding shares of Series B1 Preferred Stock at 110% of the Unit Price plus any accrued and unpaid dividends on such Series B1 Preferred Stock redeemed, at any time beginning on June 20, 2017 (the two year anniversary of the closing of the Company’s June 2015 offering of Series B Preferred Stock) and the Company is required to redeem the Series B1 Preferred Stock at the Unit Price plus any accrued and unpaid dividends on June 24, 2020 (the five year anniversary of the closing of the Company’s June 2015 offering of Series B Preferred Stock). Notwithstanding either of the foregoing, the Series B1 Preferred Stock may not be redeemed unless and until amounts outstanding under the Credit Agreement have been paid in full.

Both the Series B1 Preferred Stock and the Warrants contain a provision prohibiting the conversion of the Series B1 Preferred Stock and the exercise of the Warrants into common stock of the Company, if upon such conversion or exercise, as applicable, the holder thereof would beneficially own more than 9.999% of the Company’s then outstanding common stock (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation does not apply to forced conversions undertaken by the Company pursuant to the terms of the Designation (summarized above). The Beneficial Ownership Limitation also applies to the voting rights of the Series B1 Preferred Stock. Certain of the investors also agreed to contractually reduce the Beneficial Ownership Limitation applicable to them to 4.999% of the Company’s then outstanding common stock.

In addition, under the Purchase Agreement, the Company has agreed to register the shares of common stock issuable upon conversion of the Series B1 Preferred Stock and upon exercise of the Warrants under the Securities Act of 1933, as amended, for resale by the Investors, which securities are being registered in the registration statement of which this prospectus forms a part. The Company has committed to file a registration statement on Form S-1 by the 30th day following the closing of the Offering (June 12, 2016) and to cause the registration statement to become effective by the 90th day following the closing (August 11, 2016)(or, in the event of a “full review” by the Securities and Exchange Commission, the 120th day following the closing (September 10, 2016)). The Purchase Agreement provides for liquidated damages upon the occurrence of certain events, including, but not limited to, the failure by the Company to cause the registration statement to become effective by the deadlines set forth above. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by an Investor for the Units affected by the event that are still held by the Investor upon the occurrence of the event, due on the date immediately following the event that caused such failure (or the 30th day following such event if the event relates to the suspension of the registration statement as described in the Purchase Agreement), and each 30 days thereafter, with such payments to be prorated on a daily basis during each 30 day period, subject to a maximum of an aggregate of 6% per annum.

Under the Purchase Agreement, the Company has agreed to indemnify the Investors for liabilities arising out of or relating to (i) any untrue statement of a material fact contained in the registration statement, (ii) any inaccuracy in the representations and warranties of the Company contained in the Purchase Agreement or the failure of the Company to perform its obligations under the Purchase Agreement and (iii) any failure by the Company to fulfill any undertaking included in the registration statement of which this prospectus forms a part, subject to certain exceptions. The Investors, severally, and not jointly agreed to indemnify the Company against (i) any failure by such Investor to comply with the covenants and agreements contained in the Purchase Agreement and (ii) any untrue statement of a material fact contained in the registration statement of which this prospectus forms a part, to the extent such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of that Investor specifically for use in preparation of the registration statement of which this prospectus forms a part, subject to certain exceptions.

The Company agreed pursuant to the Purchase Agreement, that until 90 days following effectiveness of the registration statement filed, to register the shares of common stock issuable upon conversion of the Series B1 Preferred Stock and underlying the Warrants, i.e., the registration statement of which this prospectus forms a part (the “Lock-Up Period”), to not offer or sell any common stock or securities convertible or exercisable into common stock, except pursuant to certain exceptions described in the Purchase Agreement, and each of the Company’s officers and directors agreed to not sell or offer for sale any shares of common stock until the end of the Lock-Up Period, subject to certain exceptions.

Additional Information

Additional information about us can be obtained from the documents incorporated by reference herein. See “Where You Can Find More Information.”

Our Contact Information

Our principal office is located at 1331 Gemini Street, Suite 250, Houston, Texas 77058. Our phone number is (866) 660-8156. Our website address is www.vertexenergy.com. Information on our website or any other website is not, and will not be a part of this prospectus and is not incorporated by reference into this prospectus.

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THE OFFERING

Common Stock Offered by the Selling Stockholders	19,671,090 shares[1]

Common Stock Outstanding Before this Offering	28,506,774 shares[2]

Common Stock Outstanding After this Offering	48,177,864 shares[3]

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, in the event that the Warrants are exercised for cash, we may receive up to a total of approximately $4,713,407.50 in proceeds. We cannot however predict the timing or the amount of the exercise of these securities. In the event the Warrants are exercised for cash, we plan to use the proceeds from such exercises for working capital and general corporate purposes, as described in greater detail under “Use of Proceeds”, provided that we will retain broad discretion over the use of these proceeds, if any. See “Use of Proceeds” beginning on page 16.

____________________________

1 Representing (1) 12,403,683 shares of common stock issuable upon conversion of 12,403,683 currently outstanding shares of Series B1 Preferred Stock; (2) 4,166,481 shares of common stock (a) issuable in lieu of dividends payable in cash, on (i) such Series B1 Preferred Stock currently outstanding; and (ii) additional shares of Series B1 Preferred Stock issued in-kind, in lieu of dividends payable in cash on shares of Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), from time to time, in accordance with and pursuant to the terms and conditions of the Designation; or (b) issuable upon conversion of additional shares of Series B1 Preferred Stock issued in-kind (which convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)), in lieu of dividends payable in cash, on (i) such Series B1 Preferred Stock currently outstanding; and (ii) additional shares of Series B1 Preferred Stock issuable in-kind, in lieu of dividends payable in cash on shares of Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), from time to time, in accordance with and pursuant to the terms and conditions of the Designation; and (3) 3,100,926 shares of common stock that are issuable in connection with the exercise of outstanding warrants to purchase 3,100,926 shares of common stock at an exercise price of $1.53 per share and held by the selling stockholders named herein.

2 Does not include 1,258,928 shares of common stock which have been issued to date, but which are held in escrow in order to satisfy the indemnification obligations of certain prior acquisition and sale transactions undertaken by us.

3 Includes 19,671,090 shares of common stock (a) issuable upon conversion of 12,403,683 outstanding shares of Series B1 Preferred Stock (and assumes complete conversion thereof), in accordance with and pursuant to the terms and conditions of the Designation; (b) issuable upon exercise of outstanding warrants to purchase 3,100,926 shares of common stock (and assumes complete exercise thereof); and (c) issuable either (i) in lieu of cash dividends accrued from time to time on the Series B1 Preferred Stock (and future Series B1 Preferred Stock issued in-kind), in accordance with and pursuant to the terms and conditions of the Designation; or (ii) upon conversion of additional shares of Series B1 Preferred Stock issued in-kind in lieu of cash dividends accrued from time to time on Series B1 Preferred Stock (and future Series B1 Preferred Stock issued in-kind), in accordance with and pursuant to the terms and conditions of the Designation (and assumes complete issuance/conversion thereof based on the greatest amount of shares issuable in connection therewith) (totaling an aggregate of 4,160,464 shares of common stock), all of which shares of common stock are being registered in the registration statement of which this prospectus forms a part.

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Risk Factors	An investment in our Common Stock involves a high degree of risk. Before making an investment decision, investors should carefully consider the “Risk Factors” discussed beginning on page 12, as well as the “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference herein (see “Incorporation of Documents By Reference”, beginning on page 31).

NASDAQ Market Symbol	VTNR

Unless otherwise indicated, the number of shares of our common stock that will be outstanding immediately after this offering is based on 28,506,774 shares of common stock outstanding as of June 10, 20164, and excludes, except as set forth herein:

i)	2,958,582 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $4.69 per share;

ii)	7,353,061 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.34 per share;

iii)	2,742,875 shares of common stock reserved for issuance under our 2008, 2009 and 2013 Stock Incentive Plans, as amended as applicable;

iv)	492,716 shares of common stock issuable upon the conversion of our 492,716 outstanding shares of Series A Convertible Preferred Stock;

v)	4,832,422 shares of common stock issuable upon conversion of our 4,832,422 outstanding shares of Series B Preferred Stock;

vi)	12,403,683 shares of common stock issuable upon conversion of our 12,403,683 outstanding shares of Series B1 Preferred Stock; and

vii)	4,400,000 shares of common stock issuable upon conversion of our 44,000 outstanding shares of Series C Convertible Preferred Stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents or information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, among others:

•	risks associated with our outstanding credit facilities, including amounts owed, restrictive covenants, security interests thereon and our ability to repay such facilities and amounts due thereon when due;

•	the level of competition in our industry and our ability to compete;

•	our ability to respond to changes in our industry;

____________________________

4 Does not include 1,258,928 shares of common stock which have been issued to date, but which are held in escrow in order to satisfy the indemnification obligations of certain prior acquisition and sale transactions undertaken by us.

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•	the loss of key personnel or failure to attract, integrate and retain additional personnel;

•	our ability to protect our intellectual property and not infringe on others’ intellectual property;

•	our ability to scale our business;

•	our ability to maintain supplier relationships and obtain adequate supplies of feedstocks;

•	our ability to obtain and retain customers;

•	our ability to produce our products at competitive rates;

•	material weaknesses in our internal controls over financial reporting;

•	our ability to execute our business strategy in a very competitive environment;

•	trends in, and the market for, the price of oil and gas and alternative energy sources;

•	our ability to maintain our relationship with KMTEX;

•	the impact of competitive services and products;

•	our ability to integrate acquisitions;

•	our ability to complete future acquisitions;

•	our ability to maintain insurance;

•	potential future litigation, judgments and settlements;

•	rules and regulations making our operations more costly or restrictive;

•	changes in environmental and other laws and regulations and risks associated with such laws and regulations;

•	economic downturns both in the United States and globally;

•	risk of increased regulation of our operations and products;

•	negative publicity and public opposition to our operations;

•	disruptions in the infrastructure that we and our partners rely on;

•	an inability to identify attractive acquisition opportunities, successfully negotiate acquisition terms or effectively integrate acquired companies or businesses;

•	liabilities associated with acquired companies, assets or businesses;

•	interruptions at our facilities;

•	required earn-out payments and other contingent payments we are required to make;

•	unexpected changes in our anticipated capital expenditures resulting from unforeseen required maintenance, repairs, or upgrades;

•	our ability to acquire and construct new facilities;

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•	certain events of default which have occurred under our debt facilities and previously been waived;

•	our ability to effectively manage our growth;

•	prohibitions on borrowing and other covenants of our debt facilities; and

•	the lack of capital available on acceptable terms to finance our continued growth.

We identify forward-looking statements by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate,” “hope,” “plan,” “believe,” “predict,” “envision,” “intend,” “will,” “continue,” “potential,” “should,” “confident,” “could” and similar words and expressions, although some forward-looking statements may be expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. You should consider carefully the statements included in and incorporated by reference in this prospectus which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained or incorporated by reference in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus, as applicable. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this prospectus, or to reflect the occurrence of unanticipated events.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties including the risks and uncertainties described in the section entitled “Risk Factors”, in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”), and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (the “Form 10-Q”), which are incorporated by reference into this prospectus. You should carefully consider the risk factors in our Form 10-K, Form 10-Q and this prospectus before purchasing our securities. If one or more of the possibilities described as risks actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering.

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RISKS RELATING TO THE UNIT OFFERING

We face significant penalties and damages in the event the registration statement of which this prospectus forms a part is not declared effective within required time limits or such registration statement is subsequently suspended or terminated.

Under the Purchase Agreement, the Company has agreed to register the shares of common stock issuable upon conversion of the Series B1 Preferred Stock and upon exercise of the Warrants under the Securities Act, for resale by the Investors, which securities are being registered in the registration statement of which this prospectus forms a part. The Company has committed to file a registration statement on Form S-1 by the 30th day following the closing of the Offering (June 12, 2016) and to cause the registration statement to become effective by the 90th day following the closing (August 11, 2016)(or, in the event of a “full review” by the Securities and Exchange Commission, the 120th day following the closing (September 10, 2016)). The Purchase Agreement provides for liquidated damages upon the occurrence of certain events, including, but not limited to, the failure by the Company to cause the registration statement to become effective by the deadlines set forth above. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by an Investor for the Units affected by the event that are still held by the Investor upon the occurrence of the event, due on the date immediately following the event that caused such failure (or the 30th day following such event if the event relates to the suspension of the registration statement as described in the Purchase Agreement), and each 30 days thereafter, with such payments to be prorated on a daily basis during each 30 day period, subject to a maximum of an aggregate of 6% per year. If we fail to pay any liquidated damages in full within seven days after the date payable, we are required to pay interest thereon at a rate of 12% per annum until paid in full. In the event the registration statement of which this prospectus forms a part is not declared effective within the required time limits set forth above, or such registration statement is subsequently suspended or terminated, or we otherwise fail to meet certain requirements set forth in the Purchase Agreement, we could be required to pay significant penalties which could adversely affect our cash flow and cause the value of our securities to decline in value.

RISKS RELATED TO OUR SECURITIES

We have established preferred stock which can be designated by the Board of Directors without shareholder approval and have established Series A Preferred Stock, Series B Preferred Stock, Series B1 Preferred Stock and Series C Preferred Stock, which give the holders thereof a liquidation preference and the ability to convert such shares into our common stock.

We have 50,000,000 shares of preferred stock authorized, which includes 5,000,000 shares of designated Series A Preferred Stock of which approximately 0.5 million shares are issued and outstanding as of the date of this prospectus, 10 million designated shares of Series B Preferred Stock, of which 4,832,422 shares are issued and outstanding as of the date of this prospectus, 17 million designated shares of Series B1 Preferred Stock, of which 12,403,683 shares are issued and outstanding as of the date of this prospectus and 44,000 designated shares of Series C Preferred Stock, of which 44,000 are issued and outstanding as of the date of this prospectus. The Series A Preferred Stock has a liquidation preference of $1.49 per share. The Series B Preferred Stock and Series B1 Preferred stock have a liquidation preference of $3.10 per share and $1.56 per share, respectively, payable only after the liquidation preference on the Series A Preferred Stock and amounts owed to our senior creditors are satisfied. The Series C Preferred Stock has a liquidation preference of $100.00 per share, payable only after the liquidation preference on the Series A Preferred Stock, Series B Preferred Stock and Series B1 Preferred Stock and amounts owed to our senior creditor are satisfied. As a result, if we were to dissolve, liquidate or sell our assets, the holders of our Series A Preferred Stock would have the right to receive up to the first approximately $0.7 million in proceeds from any such transaction, holders of our Series B Preferred Stock and Series B1 Preferred Stock would have the right to receive up to approximately $34.3 million of the remaining proceeds from any such transaction, and the holders of our Series C Preferred Stock would have the right to receive up to $4.4 million of the remaining proceeds from any such transaction, after the payment of amounts owed to certain other of our creditors, but before any amount is paid to the holders of our common stock. The payment of the liquidation preferences could result in common stock shareholders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily. Additionally, the existence of the liquidation preferences may reduce the value of our common stock, make it harder for us to sell shares of common stock in offerings in the future, or prevent or delay a change of control. Furthermore, the conversion of Series A Preferred Stock, Series B Preferred Stock and Series B1 Preferred Stock (each of which convert on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)) into common stock and the conversion of Series C Preferred Stock into common stock (which convert on a 100-for-one basis (subject to adjustments for stock splits and recapitalizations)) may cause substantial dilution to our common shareholders. Because our Board of Directors is entitled to designate the powers and preferences of the preferred stock without a vote of our shareholders, subject to NASDAQ rules and regulations, our shareholders will have no control over what designations and preferences our future preferred stock, if any, will have.

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In addition to the above, we are required to redeem any non-converted shares of (a) Series B Preferred Stock, which remain outstanding on June 24, 2020, at the rate of $3.10 per share (or $15.0 million in aggregate as of the date of this filing); and (b) Series B1 Preferred Stock, which remain outstanding on June 24, 2020, at the rate of $1.56 per share (or $19.3 million in aggregate as of the date of this filing), subject to the terms of our senior loan documents, which funds we may not have, or which may not be available on favorable terms, if at all.

Our outstanding options, warrants and convertible securities may adversely affect the trading price of our common stock. Upon effectiveness of the registration statement of which this prospectus forms a part, up to 19,671,090 shares of common stock will be eligible for resale.

As of the date of this prospectus, there were (i) 2,888,582 outstanding stock options at a weighted average exercise price of $5.02 per share; (ii) 7,353,061 outstanding warrants to purchase 7,353,061 shares of common stock at a weighted average exercise price of $2.34 per share; (iii) 492,716 shares of common stock issuable upon the conversion of our 492,716 outstanding shares of Series A Convertible Preferred Stock (which convert on a one-for-one basis (subject to adjustments for stock splits and recapitalizations) into common stock); (iv) 4,832,422 shares of common stock issuable upon conversion of our 4,832,422 outstanding shares of Series B Preferred Stock (which convert on a one-for-one basis (subject to adjustments for stock splits and recapitalizations) into common stock); (v) 12,403,683 shares of common stock issuable upon conversion of our 12,403,683 outstanding shares of Series B1 Preferred Stock (which convert on a one-for-one basis (subject to adjustments for stock splits and recapitalizations) into common stock); and (vi) 4,400,000 shares of common stock issuable upon conversion of our 44,000 outstanding shares of Series C Convertible Preferred Stock (which convert on a 100-for-one basis (subject to adjustments for stock splits and recapitalizations) into common stock). For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding securities will also dilute the ownership interests of our existing stockholders.

The availability of these shares for public resale, as well as any actual resales of these shares, could adversely affect the trading price of our common stock. We cannot predict the size of future issuances of our common stock pursuant to the exercise of outstanding options or warrants or conversion of other securities, or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

Notwithstanding the above, upon effectiveness of the registration statement of which this prospectus is a part, an aggregate of up to 19,671,090 shares of common stock being registered in such registration statement, will be available for resale, subject in certain cases to the conversion of Series B1 Preferred Stock and exercise of the Warrants, and in other cases, upon the issuance of common stock or additional shares of Series B1 Preferred Stock in lieu of the payment of cash dividends. The sale of such shares in the public markets may decrease the trading price of our common stock.

The issuance and sale of common stock upon exercise of the Warrants may cause substantial dilution to existing stockholders and may also depress the market price of our common stock.

The Warrants have an exercise price of $1.53 per share. The Warrants are exercisable beginning 185 days after the date of the closing of the Offering (November 14, 2016) and have a term of 5.5 years. The Warrants contain a cashless exercise provision in connection with any shares that are not then registered by the Company. Although the Warrants may not be exercised by the holders thereof if such exercise would cause such holder to own more than 9.999% of our outstanding common stock (or 4.999% in connection with certain holders), this restriction does not prevent such holder from exercising some of the Warrants, selling those shares, and then exercising the rest of the Warrants, while still staying below the 9.999% limit (or 4.999% limit as applicable). In this way, the holders of the Warrants could sell more than this limit while never actually holding more shares than this limit allows. If the holders of the Warrants choose to do this, it will cause substantial dilution to the then holders of our common stock.

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If exercises of the Warrants and sales of such shares issuable upon exercise thereof take place, the price of our common stock may decline. In addition, the common stock issuable upon exercise of the Warrants may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the company’s stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. If the share volume of our common stock cannot absorb shares sold by the Warrant holders, then the value of our common stock will likely decrease.

RISKS RELATED TO OUR SERIES B1 PREFERRED STOCK

The issuance of common stock upon conversion of the Series B1 Preferred Stock will cause immediate and substantial dilution to existing shareholders.

The Series B1 Preferred Stock (including accrued and unpaid dividends) is convertible into shares of the Company’s common stock at the holder’s option at any time after closing at $1.56 per share (initially a one-for-one basis). If the Company’s common stock trades at or above $3.90 per share for a period of 20 consecutive trading days at any time following the earlier of (a) the effective date of a resale registration statement which we are required to file to register the resale of the shares of common stock underlying the Series B1 Preferred Stock and Warrants pursuant to the Purchase Agreement, which this prospectus forms a part of, or (b) November 13, 2016, the Company may at such time force conversion of the Series B1 Preferred Stock (including accrued and unpaid dividends) into common stock of the Company.

The issuance of common stock upon conversion of the Series B1 Preferred Stock will result in immediate and substantial dilution to the interests of other stockholders since the holders of the Series B1 Preferred Stock may ultimately receive and sell the full amount of shares issuable in connection with the conversion of such Series B1 Preferred Stock. Although the Series B1 Preferred Stock may not be converted by holder if such conversion would cause the holder to own more than 9.999% of our outstanding common stock (or 4.999% in connection with certain holders), this restriction does not prevent such holder from converting some of its holdings, selling those shares, and then converting the rest of its holdings, while still staying below the 9.999% limit (or 4.999% in connection with certain holders). In this way, the holders of the Series B1 Preferred Stock could sell more than this limit while never actually holding more shares than this limit allows. If the holders of the Series B1 Preferred Stock choose to do this, it will cause substantial dilution to the then holders of our common stock.

Our Series B1 Preferred Stock accrues a cash dividend.

The Series B1 Preferred Stock accrues a dividend, payable quarterly in arrears (based on calendar quarters), in the amount of 6% per annum of the original issuance price of the Series B1 Preferred Stock ($1.56 per share or $19.3 million in aggregate), provided that such dividend increases to 9% if the Consolidated Adjusted EBITDA (defined above) targets described above are not met during the periods indicated below during 2016-2017, until the earlier of (a) the date the next target is met, or (b) June 30, 2018. The dividend is payable by the Company, at the Company’s election, in registered common stock of the Company (if available) or cash, provided that any cash dividend payment is subject to us previously having repaid all amounts owed to our senior lender. In the event dividends are paid in registered common stock of the Company, the number of shares payable will be calculated by dividing (a) the accrued dividend by (b) 90% of the arithmetic average of the volume weighted average price (VWAP) of the Company’s common stock for the 10 trading days immediately prior to the applicable date of determination (the “Dividend Stock Payment Price”). Notwithstanding the foregoing, in no event may the Company pay dividends in common stock unless the applicable Dividend Stock Payment Price is above $1.52. If the Company is prohibited from paying the dividend in cash (due to contractual senior credit agreements or other restrictions) or is unable to pay the dividend in registered common stock, the dividend will be paid in-kind in Series B1 Preferred Stock shares at $1.56 per share.

We may not have sufficient available cash to pay the dividends as they accrue. The payment of the dividends, or our failure to timely pay the dividends when due, could reduce our available cash on hand, have a material adverse effect on our results of operations and cause the value of our stock to decline in value. Additionally, the issuance of shares of common stock or additional shares of Series B1 Preferred Stock in lieu of cash dividends (and the subsequent conversion of such Series B1 Preferred Stock into common stock pursuant to the terms of such Series B1 Preferred Stock) could cause substantial dilution to the then holders of our common stock.

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We may be required to issue additional shares of Series B1 Preferred Stock upon the occurrence of certain events.

As described above, in the event we do not have available cash to pay the dividends which accrue on the Series B1 Preferred Stock in cash, we are prohibited from paying such dividends in cash, and we do not have sufficient registered shares of common stock available to allow for the payment of such dividends in common stock or are otherwise prohibited from paying such dividends on shares of common stock pursuant to the terms of the Series B1 Preferred Stock designation, we are required to pay such dividends in-kind in Series B1 Preferred Stock shares at $1.56 per share, which will also include a $1.56 per share liquidation preference and the right to convert into common stock on a one-for-one basis.

The issuance and sale of common stock upon conversion of the Series B1 Preferred Stock may depress the market price of our common stock.

If conversions of the Series B1 Preferred Stock and sales of such converted shares take place, the price of our common stock may decline. In addition, the common stock issuable upon conversion of the Series B1 Preferred Stock may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the company’s stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. If the share volume of our common stock cannot absorb converted shares sold by the Series B1 Preferred Stock holders, then the value of our common stock will likely decrease.

USE OF PROCEEDS

The proceeds from the sale of the shares offered pursuant to this prospectus are solely for the accounts of the selling stockholders. Accordingly, we will not receive any of the proceeds from the sale of shares offered by this prospectus. See “Selling Stockholders” and “Plan of Distribution” below, beginning on pages 17 and 28, respectively.

We will however, receive proceeds upon the exercise of the Warrants, which shares of common stock underlying such Warrants are being registered in the registration statement of which this prospectus forms a part, provided that such securities are exercised for cash. If exercised, we plan to use the proceeds from the exercise of the Warrants (an aggregate of 3,100,926 Warrants held by the Investors, totaling an aggregate of $4,713,407.50 in possible funding based on a per Warrant exercise price of $1.53 per share, assuming such Warrants are fully exercised), for working capital and general corporate purposes. However, the timing and manner of use of the net proceeds may vary, depending on the amount of actual proceeds received from the exercise of the Warrants, if any, the timing of the receipt of such proceeds, our rate of growth and other factors. The foregoing represents our best estimate of our use of the net proceeds of the offering based on current planning and business conditions. We reserve the right to change our use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur, or in our management’s discretion. Pending the use of the net proceeds from the cash exercise of the Warrants as described above, we intend to invest the proceeds in investment grade, interest-bearing instruments. Additionally, we can provide no assurances that the Warrants, or any portion thereof, will be exercised in the future, or that such exercise, subject to the terms of the Warrants, will be in cash. To the extent that any shares of common stock issuable upon exercise of the Warrants are not registered under an effective registration statement under the Securities Act, such unregistered Warrants or portion thereof are exercisable on a cashless basis pursuant to the terms of the Warrant agreements.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees (if any), and fees and expenses of our counsel and our accountants.

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SELLING STOCKHOLDERS

The following table provides information regarding the selling stockholders and the number of shares the selling stockholders are offering under this prospectus. We have prepared this table based on information furnished to us by or on behalf of the selling stockholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the selling stockholders the right to acquire common stock within 60 days of June 10, 2016. We believe that the selling stockholders have sole voting and investment power with respect to all shares beneficially owned. To our knowledge, none of the selling stockholders are affiliated with a broker-dealer registered under the Exchange Act, except as set forth in the footnotes below.

 The shares may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered by the selling stockholders in this prospectus. The selling stockholders may sell less than all of the shares listed in the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares the selling stockholders will sell under this prospectus.

The selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below, except as set forth in the footnotes below or below under “Material Relationships with Selling Stockholders”.

The selling stockholders have represented to us that they purchased the shares of common stock offered herein for their own account, for investment only and not with a view toward selling or distributing them in violation of the Securities Act, except in sales either registered under the Securities Act, or sales that are exempt from registration. In recognition of the fact that the selling stockholders, even though purchasing its shares for investment, may wish to be legally permitted to sell their shares when they deemed appropriate, we agreed with the selling stockholders to file a registration statement to register the resale of the shares. Information regarding the selling stockholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part, if required.

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		Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)		Number of Shares of Common Stock Being Offered (3)		Beneficial Ownership of Common Stock After Registration Assuming All Shares Are Sold (4)
Name of Selling Stockholders		Number	Percentage (2)			Number	Percentage
Alexander Douglas 2K3 Trust	(5)	1,287,429	4.3%	595,323	(24)	161,292	*
Amanda Douglas 2K3 Trust	(6)	1,287,429	4.3%	595,323	(24)	161,292	*
Ardsley Partners Renewable Energy Fund, L.P.	(7)	1,785,694	4.999%+	1,779,057	(24)	663,899	1.4%
B&S Cowart II Family, LP	(8)	8,379,283	28.8%+	50,837	(24)	8,347,231	17.2%
Bradley W. Baker	(9)	64,103	*	101,672	(24)	—	*
Burguete Investment Partnership, L.P.	(10)	321,860	4.999%+	446,496	(24)	40,323	*
Chris Carlson	(11)	1,106,117	3.8%	50,837	(24)	1,074,065	2.2%
CVI Investments, Inc.	(12)	643,710	4.999%+	892,967	(24)	80,646	*
Gregory T. Clariday	(13)	428,206	1.5%	203,334	(24)	300,000	*
Intracoastal Capital, LLC	(14)	80,234	*+	101,673	(24)	16,130	*
IRA Services Trust Company CFBO Richard Jacinto II Roth IRA acct# IRA115447	(15)	5,428,822	4.999%+	7,143,570	(24)	934,379	1.9%
Jake Douglas 2K3 Trust	(16)	1,287,429	4.3%	595,323	(24)	161,292	*
James H. Zavoral	(17)	32,052	*	50,837	(24)	—	*
KC Gamma Opportunity Fund LP	(18)	450,600	4.999%+	625,086	(24)	56,452	*
Kevin P. Harris	(19)	96,154	*	152,499	(24)	—	*
Osher Capital Partners LLC	(20)	119,738	*+	166,115	(24)	15,000	*
Prescott Group Aggressive Small Cap Master Fund, G.P.	(21)	3,862,199	9.999%	5,357,671	(24)	483,871	1.0%
Trellus Partners, LP	(22)	3,781,164	9.999%	381,235	(24)	3,300,394	6.6%
Trellus Small Cap Opportunity Fund, LP	(23)	3,781,164	9.999%	381,235	(24)	3,300,394	6.6%
				19,671,090

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* Less than one percent (1%).

+ The Series B1 Preferred and Warrants held by the selling stockholder are subject to a provision prohibiting the conversion of such Series B1 Preferred into common stock of the Company and exercise of such Warrants into common stock of the Company, if upon such conversion, the holder thereof would beneficially own more than 4.999% of the Company’s then outstanding common stock. While the “Percentage” owned column reflects this limitation (in the event the percentage of total beneficial ownership would have exceeded 4.999%, but for the limitation), the “Number of Shares of Common Stock Beneficially Owned” column represents the total shares beneficially owned without regard to the 4.999% beneficial ownership limitation.

(1)	“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is as of June 10, 2016, and the percentage is based upon 28,506,774 shares of our common stock outstanding as of June 10, 2016 (which does not include 1,258,928 shares which have been issued, but which are held in escrow in order to satisfy the indemnification obligations of certain prior acquisition and sale transactions undertaken by us). The number of shares of common stock beneficially owned do not include any shares of common stock issuable upon exercise of the Warrants (described in greater detail above under “Prospectus Summary” – “Unit Offering”), as such Warrants are not exercisable until November 14, 2016.
(2)	Percentages are based solely on the Company’s common stock, and do not include 492,716 shares of Series A Convertible Preferred Stock, 4,832,422 shares of Series B Preferred Stock (except in connection with the beneficial ownership of applicable selling stockholders to the extent such selling stockholder holds shares of Series B Preferred Stock which are convertible into common stock), 12,403,683 shares of Series B1 Preferred Stock (except in connection with the beneficial ownership of applicable selling stockholders to the extent such selling stockholder holds shares of Series B1 Preferred Stock which are convertible into common stock), which vote one-for-one with the common stock of the Company and are convertible into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)(subject to the Series B Beneficial Ownership Limitation and the Beneficial Ownership Limitation described below under “Description of Capital Stock”) or 44,000 shares of Series C Convertible Preferred Stock which is convertible into common stock on and votes on a 100-for-1 basis, subject to the Series C Beneficial Ownership Limitation described below under “Description of Capital Stock”.
(3)	Includes for each holder of Series B1 Preferred Stock, (a) shares of common stock issuable upon conversion of the Series B1 Preferred Stock, in accordance with and pursuant to the terms and conditions of the Designation; (b) shares of common stock issuable upon exercise of the Warrants, in accordance with and pursuant to the terms and conditions of the warrant agreements evidencing such Warrants; and (c) such selling stockholder’s pro rata portion of 4,166,481 shares of common stock being registered in the registration statement of which this prospectus forms a part, which represent common stock which may be issued from time to time (i) in lieu of dividends payable in cash, on shares of Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), in accordance with and pursuant to the terms and conditions of the Designation; or (b) upon conversion of shares of Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), issued in lieu of dividends payable in cash, on shares of Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), in accordance with and pursuant to the terms and conditions of the Designation, which pro rata amounts are not included in the “Number of Shares of Common Stock Beneficially Owned Prior to this Offering” column as such shares are not currently beneficially owned and such selling stockholders do not have the right to acquire such securities within 60 days, which shares are being registered in the registration statement of which this prospectus forms a part.
(4)	Assumes the sale of all shares offered herein. Based on 48,177,864 shares of common stock outstanding assuming all shares registered herein are issued to the selling stockholders and sold.

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(5)	The address of the selling stockholder is 125 E. Sir Francis Dr. Blvd., Suite 400, Larkspur, CA 94939. James E. Douglas Jr. and Jean A. Douglas, as trustees, have beneficial ownership over the shares held by the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust. Beneficial ownership in the table above for the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust includes all securities held by each of such entities due to their common beneficial ownership.
(6)	The address of the selling stockholder is 125 E. Sir Francis Dr. Blvd., Suite 400, Larkspur, CA 94939. James E. Douglas Jr. and Jean A. Douglas, as trustees, have beneficial ownership over the shares held by the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust. Beneficial ownership in the table above for the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust includes all securities held by each of such entities due to their common beneficial ownership.
(7)	The address of the selling stockholder is 262 Harbor Drive, 4th Floor, Stamford, CT 06902. Philip Hempleman exercises voting and investment power with regard to the securities held by Ardsley Partners Renewable Energy Fund, L.P. in his capacity as Portfolio Manager.
(8)	The address of the selling stockholder is 1331 Gemini Street, Suite 250, Houston, Texas 77058. Benjamin P. Cowart, the Chief Executive Officer and Chairman of the Company, beneficially owns the securities held by B&S Cowart II Family LP. The beneficial ownership for B&S Cowart II Family LP in the table above includes all securities beneficially owned by Mr. Cowart, including securities held personally, and securities beneficially owned by VTX, Inc., Vertex Holdings, L.P., The Benjamin Paul Cowart 2015 Grantor Retained Trust, The Benjamin Paul Cowart 2012 Grantor Retained Annuity Trust and The Shelley T. Cowart 2012 Grantor Retained Trust, all of which securities Mr. Cowart is deemed to beneficially own.
(9)	The address of the selling stockholder is 3328 W. 55th St., Edina, Minnesota 55410. The selling stockholder is the Chief Executive Officer of, and a managing partner of, Craig-Hallum Capital Group LLC, the Placement Agent in the Offering, a broker-dealer registered under the Exchange Act. The selling stockholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the selling stockholder did not have any arrangements or understandings with any person to distribute such securities.
(10)	The address of the selling stockholder is 435 Martin St., Suite 2000-A, Blaine, Washington 98230. James J. Tiampo, the President of Verbier Management Corp., the General Partner of the selling stockholder, exercises voting and investment power with regard to the securities held by Burguete Investment Partnership, L.P.
(11)	The address of the selling stockholder is 1331 Gemini Street, Suite 250, Houston, Texas 77058. Mr. Carlson is the Chief Financial Officer and Secretary of the Company.
(12)	The address of the selling stockholder is 101 California Street, Suite 3250, San Francisco, CA 94111. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is an affiliate of a broker dealer.
(13)	Address: 2506 Deep Oak Court, Houston, Texas 77059. Includes 300,000 shares of common stock held by Clariday Partners L.P., which shares Mr. Clariday is deemed to beneficially own.
(14)	The address of the selling stockholder is 245 Palm Trail, Delray Beach, FL 33483. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.
(15)	The address of the selling stockholder is 394 Saddle Back Trail, Franklin Lakes, NJ 07417.
(16)	The address of the selling stockholder is 125 E. Sir Francis Dr. Blvd., Suite 400, Larkspur, CA 94939. James E. Douglas Jr. and Jean A. Douglas, as trustees, have beneficial ownership over the shares held by the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust. Beneficial ownership in the table above for the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust includes all securities held by each of such entities due to their common beneficial ownership.

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(17)	Address: 4504 Edina Blvd., Edina, MN 55424. The selling stockholder is and employee of, and a managing partner of, Craig-Hallum Capital Group LLC, the Placement Agent in the Offering, a broker-dealer registered under the Exchange Act. The selling stockholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the selling stockholder did not have any arrangements or understandings with any person to distribute such securities.
(18)	The address of the selling stockholder is 112 Route 39 North, Sherman, Connecticut 06784. Kevin Casey, the Managing Member of KC Gamma Opportunity Fund LP, exercises voting and investment power with regard to the securities held by KC Gamma Opportunity Fund LP.
(19)	The address of the selling stockholder is 4702 Lakeview Dr., Edina, MN 55424. The selling stockholder is the President of, and a managing partner of, Craig-Hallum Capital Group LLC, the Placement Agent in the Offering, a broker-dealer registered under the Exchange Act. The selling stockholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the selling stockholder did not have any arrangements or understandings with any person to distribute such securities.
(20)	The address of the selling stockholder is 23 Tammy Rd., Spring Valley, NY 10977. Ari Kluger, the President of Osher Capital Partners LLC, exercises voting and investment power with regard to the securities held by Osher Capital Partners LLC.
(21)	The address of the selling stockholder is 1924 S. Utica Ave, Suite 1120, Tulsa, OK 74104. Phil Frohlich, the Manager of the selling stockholder, exercises voting and investment power with regard to the securities held by Prescott Group Aggressive Small Cap Master Fund, G.P. The Series B1 Preferred, Series B Preferred, Warrants and certain other warrants held by the selling stockholder are subject to a provision prohibiting the conversion and exercise of such securities, as applicable into common stock of the Company, if upon such conversion, the holder thereof would beneficially own more than 9.999% of the Company’s then outstanding common stock. While the “Percentage” owned column reflects this limitation, the “Number of Shares of Common Stock Beneficially Owned” column represents the total shares beneficially owned without regard to the 9.999% beneficial ownership limitation.
(22)	The address of the selling stockholder is 767 3rd Ave., 32nd Floor, New York, New York 10017. The number of shares beneficially owned includes shares beneficially owned by Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP which are beneficially owned by Trellus Management Company, LLC (collectively “Trellus”) and personally by Adam Usdan. Adam Usdan exercises voting and investment power with regard to the securities held by Trellus, Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP. The Series B1 Preferred and Warrants held by the selling stockholder are subject to a provision prohibiting the conversion of such Series B1 Preferred into common stock of the Company and exercise of such Warrants into common stock of the Company, if upon such conversion, the holder thereof would beneficially own more than 4.999% of the Company’s then outstanding common stock. While the “Percentage” owned column reflects this limitation and does not include such Series B1 Preferred or Warrants in such percentage shown, the “Number of Shares of Common Stock Beneficially Owned” column represents the total shares beneficially owned without regard to the 4.999% beneficial ownership limitation. As shown in the table above, the selling stockholder beneficially owns more than 4.999% of the Company’s outstanding common stock even after taking into account the 4.999% beneficial ownership limitation associated with the Series B1 Preferred and Warrants described above. Certain securities (shares of Series B Preferred and warrants to purchase shares of common stock) are subject to a provision prohibiting the conversion of such Series B Preferred into common stock of the Company and exercise of such warrants into common stock of the Company, if upon such conversion, the holder thereof would beneficially own more than 9.999% of the Company’s then outstanding common stock. As such, the percentage ownership of the selling stockholder in the table above listed in the “Percentage” column has been capped at 9.999%, even though the “Number of Shares of Common Stock Beneficially Owned” column does not take into account such limitation.

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(23)	The address of the selling stockholder is 767 3rd Ave., 32nd Floor, New York, New York 10017. The number of shares beneficially owned prior to the offering includes shares beneficially owned by Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP which are beneficially owned by Trellus and personally by Adam Usdan. Adam Usdan exercises voting and investment power with regard to the securities held by Trellus, Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP. The Series B1 Preferred and Warrants held by the selling stockholder are subject to a provision prohibiting the conversion of such Series B1 Preferred into common stock of the Company and exercise of such Warrants into common stock of the Company, if upon such conversion, the holder thereof would beneficially own more than 4.999% of the Company’s then outstanding common stock. While the “Percentage” owned column reflects this limitation and does not include such Series B1 Preferred or Warrants in such percentage shown, the “Number of Shares of Common Stock Beneficially Owned Column” represents the total shares beneficially owned without regard to the 4.999% beneficial ownership limitation. As shown in the table above, the selling stockholder beneficially owns more than 4.999% of the Company’s outstanding common stock even after taking into account the 4.999% beneficial ownership limitation associated with the Series B1 Preferred and Warrants described above. Certain securities (shares of Series B Preferred and warrants to purchase shares of common stock) are subject to a provision prohibiting the conversion of such Series B Preferred into common stock of the Company and exercise of such warrants into common stock of the Company, if upon such conversion, the holder thereof would beneficially own more than 9.999% of the Company’s then outstanding common stock. As such, the percentage ownership of the selling stockholder in the table above listed in the “Percentage” column has been capped at 9.999%, even though the “Number of Shares of Common Stock Beneficially Owned” column does not take into account such limitation.
(24)	Represents (a) shares of common stock issuable upon conversion of shares of Series B1 Preferred Stock held by each applicable selling stockholder; (b) shares of common stock issuable upon exercise of Warrants held by each applicable selling stockholder (the number of Warrants held by each selling stockholder which holds Warrants is 1/4 the total number of shares of Series B1 Preferred Stock held by each selling stockholder); and (c) each selling stockholder’s pro rata portion of 4,166,481 shares of common stock being registered in the registration statement of which this prospectus forms a part, which represent common stock which may be issued from time to time in lieu of accrued dividends otherwise payable in cash on Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), in accordance with and pursuant to the terms and conditions of the Designation, and/or shares of common stock issuable upon conversion of additional shares of Series B1 Preferred Stock issued to the Investors in consideration for amounts due as dividends on the Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation) and paid in-kind in Series B1 Preferred Stock, in accordance with and pursuant to the terms and conditions of the Designation (all of which Series B1 Preferred Stock shares convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)), which pro rata amounts are not included in the “Number of Shares of Common Stock Beneficially Owned Prior to this Offering” column as such shares are not currently beneficially owned and such selling stockholders do not have the right to acquire such securities within 60 days. The Series B1 Preferred Stock and Warrants are described in greater detail above under “Prospectus Summary” – “Unit Offering”.

MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS

Except as described below or in the footnotes above, no selling stockholder has had any material transaction or relationship with us or any of our predecessors or affiliates within the past three years.

B&S Cowart II Family, LP is beneficially owned by Benjamin P. Cowart, our largest stockholder, Chief Executive Officer and Chairman.

Chris Carlson is our Chief Financial Officer and Secretary.

Bradley W. Baker, James P. Harris and Kevin P. Harris, are each managing partners of Craig-Hallum Capital Group LLC, the Placement Agent in the Offering, a broker-dealer registered under the Exchange Act. The Company has been party to various placement agent, underwriter, investment banking and similar arrangements with Craig-Hallum Capital Group LLC over the past several years pursuant to which Craig-Hallum Capital Group LLC has been paid placement agent, underwriting and similar fees and expenses.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 750,000,000 shares of common stock, $0.001 par value per share and 50,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

As of the date of this prospectus, we have 28,506,774 shares of our common stock outstanding (which number does not include 1,258,928 shares which have been issued, but which are held in escrow in order to satisfy the indemnification obligations of certain prior acquisition and sale transactions undertaken by us), 5,000,000 designated shares of Series A Convertible Preferred Stock (“Series A Preferred” or “Series A Preferred Stock”) and 492,716 shares of Series A Preferred outstanding, 10,000,000 designated shares of Series B Preferred Stock (“Series B Preferred” or “Series B Preferred Stock”), with 4,832,422 shares of Series B Preferred Stock issued and outstanding, 17,000,000 designated shares of Series B1 Preferred Stock (“Series B1 Preferred” or “Series B1 Preferred Stock”), with 12,403,683 shares of Series B1 Preferred Stock issued and outstanding, and 44,000 designated shares of Series C Convertible Preferred Stock (“Series C Preferred” or “Series C Preferred Stock”), with 44,000 shares of Series C Convertible Preferred Stock outstanding.

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The following description of our capital stock is a summary only and is subject to and qualified in its entirety by reference to the applicable provisions of the Nevada Revised Statutes, and our charter and Bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to the “Where You Can Find More Information” section of this prospectus for directions on obtaining these documents. You should refer to, and read this summary together with, our Articles of Incorporation, designations of preferred stock and Bylaws, each as amended and restated to date, to review all of the terms of our capital stock. Our Articles of Incorporation and amendments thereto are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and other reports incorporated by reference herein.

Common Stock

Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our Board of Directors. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of the Company, and after payment to our creditors and preferred shareholders, if any, our assets will be divided pro rata on a share-for-share basis among the holders of our common stock. Each share of our common stock is entitled to one vote on all shareholder matters. Shares of our common stock do not possess any cumulative voting rights.

The presence of the persons entitled to vote a majority of the outstanding voting shares on a matter before the stockholders shall constitute the quorum necessary for the consideration of the matter at a stockholders’ meeting.

The vote of the holders of a majority of the shares cast on each proposal at a meeting at which a quorum is present constitute the act of the stockholders, except for the election of directors, who are appointed by a plurality of the shares entitled to vote at a meeting at which a quorum is present. The common stock does not have cumulative voting rights, which means that the holders of 51% of the common stock voting for election of directors can elect 100% of our directors if they choose to do so.

Our common stock is listed and traded on the Nasdaq Capital Market under the symbol “VTNR”.

Through December 31, 2016, but subject to the prior approval of the Nominating and Corporate Governance Committee of the Company, Omega Holdings Company LLC has the right to designate three persons to fill one position for nomination to serve on the Board of Directors of the Company, which nomination is subject to compliance with any rules of the SEC and further subject to the rights of the stockholders of the Company to vote for such nominee for election to the Board of Directors of the Company.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors (“Board of Directors”) prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

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The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Series A Convertible Preferred Stock

Holders of outstanding shares of Series A Preferred Stock are entitled to receive dividends, when, as, and if declared by our Board of Directors. No dividends or similar distributions may be made on shares of capital stock or securities junior to our Series A Preferred Stock until dividends in the same amount per share on our Series A Preferred Stock have been declared and paid. In connection with a liquidation, winding-up, dissolution or sale of the Company, each share of our Series A Preferred Stock is entitled to receive $1.49 prior to similar liquidation payments due on shares of our common stock or any other class of securities junior to the Series A Preferred Stock. Shares of Series A Preferred Stock are not entitled to participate with the holders of our common stock with respect to the distribution of any remaining assets of the Company.

Each share of Series A Preferred Stock is entitled to that number of votes equal to the number of whole shares of common stock into which it is convertible. Generally, holders of our common stock and Series A Preferred Stock vote together as a single class.

Shares of Series A Preferred Stock automatically convert into shares of our common stock on the earliest to occur of the following:

•	The affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock;

•	If the closing market price of our common stock averages at least $15.00 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 7,500 shares over such period;

•	If we consummate an underwritten public offering of our securities at a price per share not less than $10.00 and for a total gross offering amount of at least $10 million; or

•	If a sale of the Company occurs resulting in proceeds to the holders of Series A Preferred Stock of a per share amount of at least $10.00.

Each share of Series A Preferred Stock converts into one share of common stock, subject to adjustment.

Series B Preferred Stock

The Series B Preferred Stock accrues a dividend, payable quarterly in arrears (based on calendar quarters), in the amount of 6% per annum of the original issuance price of the Series B Preferred Stock ($3.10 per share or $15 million in aggregate).

The dividend is payable by the Company, at the Company’s election, in registered common stock of the Company (if available) or cash, provided that any cash dividend payment is subject to us previously having repaid all amounts owed to our senior lender. In the event dividends are paid in registered common stock of the Company, the number of shares payable will be calculated by dividing (a) the accrued dividend by (b) 90% of the arithmetic average of the volume weighted average price (VWAP) of the Company’s common stock for the 10 trading days immediately prior to the applicable date of determination (the “Dividend Stock Payment Price”). Notwithstanding the foregoing, in no event may the Company pay dividends in common stock unless the applicable Dividend Stock Payment Price is above $2.91. If the Company is prohibited from paying the dividend in cash (due to contractual senior credit agreements or other restrictions) or is unable to pay the dividend in registered common stock, the dividend will be paid in-kind in Series B Preferred Stock shares at $3.10 per share.

The Series B Preferred Stock includes a liquidation preference (in the amount of $3.10 per share) which is junior to the Company’s previously outstanding shares of preferred stock, senior credit facilities and other debt holders as provided in further detail in the designation of the Series B Preferred Stock.

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The Series B Preferred Stock (including accrued and unpaid dividends) is convertible into shares of the Company’s common stock at the holder’s option at any time after closing at $3.10 per share (initially a one-for-one basis). If the Company’s common stock trades at or above $6.20 per share for a period of 20 consecutive trading days at any time following the earlier of (a) the effective date of a resale registration statement which we are required to file to register the resale of the shares of common stock underlying the Series B Preferred Stock and Warrants pursuant to the Purchase Agreement, which this prospectus forms a part of, or (b) December 24, 2015, the Company may at such time force conversion of the Series B Preferred Stock (including accrued and unpaid dividends) into common stock of the Company.

The Series B Preferred Stock votes together with the common stock on an as-converted basis, provided that each holder’s voting rights are subject to and limited by the Series B Beneficial Ownership Limitation described below.

The Company has the option to redeem the outstanding shares of Series B Preferred Stock at $3.10 per share, plus any accrued and unpaid dividends on such Series B Preferred Stock redeemed, at any time beginning on June 24, 2017, and the Company is required to redeem the Series B Preferred Stock at $3.10 per share, plus any accrued and unpaid dividends, on June 24, 2020. Notwithstanding either of the foregoing, the Series B Preferred Stock may not be redeemed unless and until amounts outstanding under the Company’s senior credit facility have been paid in full.

The Series B Preferred Stock contains a provision prohibiting the conversion of such Series B Preferred Stock into common stock of the Company, if upon such conversion, the holder thereof would beneficially own more than 9.999% of the Company’s then outstanding common stock (the “Series B Beneficial Ownership Limitation”). The Series B Beneficial Ownership Limitation does not apply to forced conversions undertaken by the Company pursuant to the terms of the designation (summarized above).

Series B1 Preferred Stock

The Series B1 Preferred Stock is subject to the terms and conditions and has the rights and preferences set forth in the Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B1 Preferred Stock (the “Designation”), which was filed with the Secretary of State of Nevada on May 12, 2016. The Series B1 Preferred Stock accrues a dividend, payable quarterly in arrears (based on calendar quarters), in the amount of 6% per annum of the original issuance price of the Series B1 Preferred Stock ($1.56 per share or $19.3 million in aggregate), provided that such dividend increases to 9% if the Consolidated Adjusted EBITDA (defined below) targets described below are not met during the periods indicated below during 2016-2017, until the earlier of (a) the date the next target is met, or (b) June 30, 2018. “Consolidated Adjusted EBITDA” means the Company’s operating income, plus (i) share-based compensation expense, (ii) depreciation and amortization, (iii) goodwill impairment charges, (iv) acquisition related expenses, (v) nonrecurring restructuring charges, and (vi) other non-cash expenses or one-time items, all as calculated in accordance with United States generally accepted accounting principles, as consistently applied by the Company.

The Consolidated Adjusted EBIDTA targets are as follows:

Measurement Period	Consolidated Adjusted EBITDA
For the six months ending December 31, 2016	Negative $1,000,000
For the three months ending March 31, 2017	$1,000,000
For the six months ending June 30, 2017	$3,500,000
For the nine months ending September 30, 2017	$5,500,000
For the twelve months ending December 31, 2017	$7,500,000

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The dividend is payable by the Company, at the Company’s election, in registered common stock of the Company (if available) or cash, subject to the terms of the Company’s senior loan documents. In the event dividends are paid in registered common stock of the Company, the number of shares payable will be calculated by dividing (a) the accrued dividend by (b) 90% of the arithmetic average of the volume weighted average price (VWAP) of the Company’s common stock for the 10 trading days immediately prior to the applicable date of determination (the “Dividend Stock Payment Price”). Notwithstanding the foregoing, in no event may the Company pay dividends in common stock unless the applicable Dividend Stock Payment Price is above $1.52. If the Company is prohibited from paying the dividend in cash (due to contractual senior credit agreements or other restrictions) or is unable to pay the dividend in registered common stock, the dividend will be paid in-kind in additional shares of Series B1 Preferred Stock shares based on the original Unit Price.

The Series B1 Preferred Stock includes a liquidation preference (in the amount of the Unit Price) which is junior to the Company’s Series A Preferred Stock, ranks senior to the Company’s Series C Preferred Stock and ranks equally with the Series B Preferred Stock. The Series B1 Preferred Stock also ranks junior to the Company’s credit facilities and other debt holders as provided in further detail in the Designation.

The Series B1 Preferred Stock prohibits us from (i) increasing or decreasing (other than by redemption or conversion (as described in the Designation)) the total number of authorized shares of Series B1 Preferred Stock (except to the extent required to issue payment-in-kind shares); (ii) re-issuing any shares of Series B1 Preferred Stock converted or redeemed; (iii) creating, or authorizing the creation of, or issuing or obligating the Company to issue shares of, any class or series of capital stock unless the same ranks junior to (and not pari passu with) the Series B1 Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to (and not pari passu with) the Series B1 Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption; (iv) issuing, incurring or obligating the Company to issue or incur any indebtedness that is convertible into, or exchangeable for, any equity security of the Company or instruments derivative of any equity security of the Company; (v) granting any rights to require a mandatory repurchase, retirement or redemption by the Company of any of the Company’s equity securities or instruments derivative of its equity securities on or prior to June 24, 2020, or issuing, incurring or obligating the Company to issue or incur, any indebtedness with a maturity date on or prior to June 24, 2020, that is convertible into, or exchangeable for, equity securities or instruments derivative of the Company’s equity securities; (vi) effecting an exchange, reclassification, or cancellation of all or a part of the Series B1 Preferred Stock (except pursuant to the terms of the Designation); (vii) effecting an exchange, or creating a right of exchange, of all or part of the shares of another class of shares into shares of Series B1 Preferred Stock; (viii) issuing any shares of Series B1 Preferred Stock other than pursuant to the Purchase Agreement or as payment-in-kind shares; (ix) altering or changing the rights, preferences or privileges of the Series B1 Preferred Stock so as to affect adversely the shares of such series; or (x) amending or waiving any provision of the Company’s Articles of Incorporation or Bylaws relative to the Series B1 Preferred Stock so as to affect adversely the shares of Series B1 Preferred Stock in any material respect as compared to holders of other series, in each case without the prior written consent of holders of Series B1 Preferred Stock holding a majority of the then outstanding shares of Series B1 Preferred Stock.

The Series B1 Preferred Stock (including accrued and unpaid dividends) is convertible into shares of the Company’s common stock at the holder’s option at any time after closing at the Unit Price (initially a one-for-one basis). If the Company’s common stock trades at or above $3.90 per share (250% of the Unit Price) for a period of 20 consecutive trading days at any time following the earlier of (a) the effective date of the resale registration statement (described below), or (b) six months after the closing of the Offering (November 13, 2016), the Company may at such time force conversion of the Series B1 Preferred Stock (including accrued and unpaid dividends) into common stock of the Company.

The Series B1 Preferred Stock votes together with the common stock on an as-converted basis, provided that each holder’s voting rights are subject to and limited by the Beneficial Ownership Limitation described below.

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The Company has the option to redeem the outstanding shares of Series B1 Preferred Stock at 110% of the Unit Price plus any accrued and unpaid dividends on such Series B1 Preferred Stock redeemed, at any time beginning on June 20, 2017 (the two year anniversary of the closing of the Company’s June 2015 offering of Series B Preferred Stock) and the Company is required to redeem the Series B1 Preferred Stock at the Unit Price plus any accrued and unpaid dividends on June 24, 2020 (the five year anniversary of the closing of the Company’s June 2015 offering of Series B Preferred Stock). Notwithstanding either of the foregoing, the Series B1 Preferred Stock may not be redeemed unless and until amounts outstanding under the Credit Agreement have been paid in full.

The Series B1 Preferred Stock contains a provision prohibiting the conversion of the Series B1 Preferred Stock into common stock of the Company, if upon such conversion or exercise, as applicable, the holder thereof would beneficially own more than 9.999% of the Company’s then outstanding common stock (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation does not apply to forced conversions undertaken by the Company pursuant to the terms of the Designation (summarized above).

Series C Convertible Preferred Stock

The Series C Preferred does not accrue a dividend, but has participation rights on an as-converted basis, to any dividends paid on the Company’s common stock (other than dividends paid solely in common stock). Each Series C Preferred share has a $100 face value, and a liquidation preference (in the amount of $100 per share) which is junior to the Company’s Series A Preferred, Series B Preferred and Series B1 Preferred, senior credit facilities and other debt holders as provided in further detail in the designation, but senior to the common stock.

The Series C Preferred is convertible into shares of the Company’s common stock at the holder’s option at any time at $1.00 per share (initially a 100:1 basis (subject to adjustments for stock splits and recapitalizations)). The Series C Preferred votes together with the common stock on an as-converted basis, provided that each holder’s voting rights are subject to and limited by the Series C Beneficial Ownership Limitation described below and provided further that notwithstanding any of the foregoing, solely for purposes of determining the voting rights associated with the Series C Preferred, the voting rights accorded to such Series C Preferred will be determined as if converted at $1.05 per share (the market value of the common stock as of the close of trading on the day prior to the original issuance date of the Series C Preferred), and subject to equitable adjustment as discussed in the designation. There are no redemption rights associated with the Series C Preferred.

The Series C Preferred contains a provision prohibiting the conversion of the Series C Preferred into common stock of the Company, if upon such conversion or exercise, as applicable, the holder thereof would beneficially own more than 4.999% of the Company’s then outstanding common stock (the “Series C Beneficial Ownership Limitation”). The Series C Beneficial Ownership Limitation may be increased up and down on a per holder basis, with 61 days prior written notice from any holder, provided the Series C Beneficial Ownership Limitation may never be higher than 9.999%.

So long as any shares of Series C Preferred are outstanding, we are prohibited from undertaking any of the following without first obtaining the approval of the holders of a majority of the outstanding shares of Series C Preferred: (a) increasing or decreasing (other than by redemption or conversion) the total number of authorized shares of Series C Preferred; (b) re-issuing any shares of Series C Preferred converted; (c) creating, or authorizing the creation of, or issuing or obligating the Company to issue shares of, any class or series of capital stock unless the same ranks junior to (and not pari passu with) the Series C Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, or increasing the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to (and not pari passu with) the Series C Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company; (d) effecting an exchange, reclassification, or cancellation of all or a part of the Series C Preferred (except pursuant to the terms of the designation); (e) effecting an exchange, or creating a right of exchange, of all or part of the shares of another class of shares into shares of Series C Preferred (except pursuant to the terms of the designation); (f) issuing any additional shares of Series C Preferred; (g) altering or changing the rights, preferences or privileges of the shares of Series C Preferred so as to affect adversely the shares of such series; or (h) amending or waiving any provision of the Company’s Articles of Incorporation or Bylaws relative to the Series C Preferred so as to affect adversely the shares of Series C Preferred in any material respect as compared to holders of other series of shares.

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Anti-Takeover Provisions Under The Nevada Revised Statutes

Business Combinations

Sections 78.411 to 78.444 of the Nevada revised statues (the “NRS”) prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for three years following the date that such person becomes an interested shareholder and place certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its articles of incorporation. We have such a provision in our articles of incorporation, as amended, pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections do not apply to us.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other shareholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have no provision in our articles of incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a Director from office. As such, it may be more difficult for shareholders to remove Directors due to the fact the NRS requires greater than majority approval of the shareholders for such removal.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004.

Listing on NASDAQ Capital Market

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “VTNR.”

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders and certain transferees a total of 19,671,090 shares of common stock representing, (1) 12,403,683 shares of common stock issuable upon conversion of 12,403,683 Series B1 Preferred Stock shares currently outstanding, in accordance with and pursuant to the terms and conditions of the Designation; (2) 4,166,481 shares of common stock issuable either (i) in lieu of cash dividends accrued from time to time on the Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), in accordance with and pursuant to the terms and conditions of the Designation ; or (ii) upon conversion of additional shares of Series B1 Preferred Stock issued in-kind in lieu of cash dividends accrued from time to time on Series B1 Preferred Stock (including shares of Series B1 Preferred Stock issued in the future in-kind, in accordance with and pursuant to the terms and conditions of the Designation), in accordance with and pursuant to the terms and conditions of the Designation; and (3) 3,100,926 shares of common stock that are issuable in connection with the exercise of outstanding warrants to purchase 3,100,926 shares of common stock at an exercise price of $1.53 per share and held by the selling stockholders named herein, which we refer to as the Warrant Shares. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

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The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders will sell their shares of common stock subject to the following:

•	all or a portion of the shares of common stock beneficially owned by the selling stockholders or their perspective pledgees, donees, transferees or successors in interest, may be sold on the over-the-counter market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

•	each sale may be made at market price prevailing at the time of such sale, at negotiated prices, at fixed prices or at carrying prices determined at the time of sale;

•	some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions or hedging transactions. The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions or loan or pledge shares of common stock to broker-dealers or agents that in turn may sell such shares; and

•	in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transaction involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any shares of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profits realized by the selling stockholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may also transfer, devise or gift the shares of common stock by other means not covered in this prospectus in which case the transferee, devisee or giftee will be the selling stockholder under this prospectus.

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If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with the state securities of “blue sky” laws. The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling stockholder will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related securities purchase agreement or we will be entitled to contribution. Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements of Vertex Energy, Inc. as of December 31, 2015 and for the year ended December 31, 2015 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of the Company as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2014, appearing in the Company’s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2014, have been audited by LBB & Associates Ltd., LLP, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

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LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by The Loev Law Firm, PC. David M. Loev, the President and sole owner of The Loev Law Firm, PC, beneficially owns 7,500 shares of common stock and stock options to purchase 10,000 shares of our common stock at an exercise price of $1.20 per share, of which all of such options have fully vested, and which options have a term of 10 years and expire in May 2018.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Investor Relations,” “SEC Filings” page of our website at www.vertexenergy.com. Information on our web site is not part of this prospectus, and we do not desire to incorporate by reference such information herein. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The securities offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus, or any sale of the securities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and documents. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

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•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on April 4, 2016;

•	Our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Shareholders, filed with the SEC on April 25, 2016;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 12, 2016;

•	Our Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on January 15, 2016; February 3, 2016; February 22, 2016; May 10, 2016; and May 13, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 12, 2013 (File No. 001-11476) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Additionally, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to the following person:

Vertex Energy, Inc.

1331 Gemini Street, Suite 250

Houston, TX 77058

Attn: Chris Carlson, Secretary

chrisc@vertexenergy.com

Phone: (866) 660-8156

Fax: (281) 754-4185

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

We maintain an Internet website at www.vertexenergy.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

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VERTEX ENERGY, INC.

___________________________________

19,671,090 Shares of Common Stock

___________________________________

PROSPECTUS

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$2,833
Attorney’s fees and expenses	25,000	*
Accountant’s fees and expenses	15,000	*
Transfer agent’s and registrar fees and expenses	5,000	*
Printing and engraving expenses	7,500	*
Miscellaneous expenses	5,000	*

Total	$60,333	*

* Estimated expenses, if any, not presently known.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Bylaws, as amended (“Bylaws”), state that we shall indemnify every (i) present or former director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

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Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the year ending December 31, 2013, 193,889 shares of the Company’s Series A Preferred were converted into 193,889 shares of our common stock on a one-for-one basis. Additionally, warrants to purchase 631,250 shares of the Company’s common stock were exercised for a net of 310,013 shares of common stock (when adjusting for a cashless exercise of certain of such warrants and the payment, in shares of common stock ($993,750) and cash ($48,436), of an aggregate exercise price of $1,042,188 in connection with such exercises) and 310,013 shares of common stock were issued to the warrant holders in connection with such exercises; and options to purchase 405,000 shares of common stock were exercised for a net of 330,050 shares of common stock (when adjusting for a cashless exercise of certain of such options and the payment, in shares of common stock ($235,500) and cash ($12,500), of an aggregate exercise price of $248,000 in connection with such exercises) and 330,050 shares of common stock were issued to the option holders in connection with such exercises. A majority of the options which were exercised for shares of common stock and the common stock issuable upon exercise thereof, were covered by a Form S-8 registration statement previously filed by the Company.

We claim an exemption from registration afforded by Section 3(a)(9) of the Securities Act, for the above conversions and cashless exercises (provided that certain of the securities issued in cashless exercises of the warrants and options described above were registered on Form S-8 and did not constitute unregistered securities), as the securities were exchanged by the Company with its existing security holders exclusively in transactions where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange and Section 4(a)(2) of the Securities Act for the issuances and cash exercises (provided that certain of the securities issued in cashless exercises of options described above were registered on Form S-8 and did not constitute unregistered securities), since the issuances did not involve a public offering, the recipients took the securities for investment and not resale, we took appropriate measures to restrict transfer, and the recipients were “accredited investors” and/or had information regarding the Company similar to what would be included in a Registration Statement under the Securities Act. With respect to the transactions described above, no general solicitation was made either by us or by any person acting on our behalf.

II-2

During the year ended December 31, 2014 a total of 688,583 shares of the Company’s Series A Preferred were converted into 688,583 shares of our common stock on a one-for-one basis. Warrants to purchase 6,250 shares of common stock were exercised with $10,937 of exercise price paid in cash. Options to purchase 637,750 shares of common stock were exercised for a net of 609,722 shares of common stock (when adjusting for a cashless exercise of 212,500 of such options and the payment, in shares of common stock, of an aggregate exercise price of $205,125, along with an exercise price of $359,238 paid in cash in connection with such exercises) and 609,772 shares of common stock were issued to the option holders in connection with such exercises. A majority of the options which were exercised for shares of common stock and the common stock issuable upon exercise thereof, were covered by a Form S-8 registration statement previously filed by the Company.

In April 2014, the Company granted two employees Incentive Stock Options to purchase an aggregate of 150,000 shares of the Company’s common stock, which have a term of ten years, an exercise price of $7.55 per share, and vest at the rate of one quarter each anniversary date of the grant. The options were granted under the Company’s 2013 Stock Incentive Plan, which is registered on a Form S-8 Registration Statement.

In May 2014, 500,000 shares of our restricted common stock (valued at $3,266,000) were issued in connection with the initial closing of the acquisition of certain assets from Omega Refining, LLC.

In June 2014, 2,200,000 shares of restricted common stock were sold in connection with a private offering of the Company’s common stock for net proceeds of $15,803,000 after deducting offering costs of $1,247,000 from the $17,050,000 raised.

In August 2014, the Company granted one employee Incentive Stock Options to purchase an aggregate of 100,000 shares of the Company’s common stock, which have a term of ten years, an exercise price of $8.44 per share, and vest at the rate of 25,000 of such options on the grant date and 18,750 on each of the first four anniversaries of the grant date. The options were granted under the Company’s 2013 Stock Incentive Plan, which is registered on a Form S-8 Registration Statement.

In September 2014, 207,743 restricted shares of the Company common stock, were issued by the Company as payment for the remaining 30% ownership in E-Source Holdings, LLC, which the Company acquired around the same date.

Effective October 3, 2014, we entered into a consulting agreement with our director, Timothy C. Harvey, pursuant to which Mr. Harvey agreed to provide consulting services to us in connection with overseeing our trading and selling of finished products and assisting us with finding the best markets for products from our facilities for a term of one year. In consideration for agreeing to provide services under the agreement, we agreed to pay Mr. Harvey $10,000 per month, and to grant him an option to purchase up to 75,000 shares of our common stock at an exercise price of $6.615 per share, the mean between the highest and lowest quoted selling prices of our common stock on October 2, 2014 (the day immediately preceding the approval by the Board of Directors of the agreement), which vest at the rate of 1/4th of such options per year, subject to Mr. Harvey’s continued consulting, employment or service as our director, which options were granted under the Company’s 2013 Stock Incentive Plan, which is registered on a Form S-8 Registration Statement.

We issued 2,201,601 shares of restricted common stock to Warren Ohio Holdings Co., LLC. f/k/a Heartland Group Holdings, LLC in connection with the closing of an asset purchase agreement in December 2014 and may be required to issue additional shares in connection with an earn-out, and to satisfy indemnification rights in connection therewith.

In December 2014, we sold 244,299 shares of restricted common stock and five year warrants to purchase 109,934 shares of common stock each (488,598 shares and warrants to purchase 219,868 shares in aggregate) to The Benjamin Paul Cowart 2012 Grantor Retained Annuity Trust and The Shelley T. Cowart 2012 Grantor Retained Annuity Trust, in consideration for $750,000 (or $1.5 million in aggregate), trusts controlled by and for the benefit of Benjamin P. Cowart, the Chief Executive Officer, Chairman and largest shareholder of the Company and his wife, which securities Mr. Cowart is deemed to beneficially own. In the event the warrants are exercised in full (and notwithstanding any potential cashless exercise), each holder is due 109,934 shares of common stock in connection with such exercise and upon payment of the aggregate $330,901 exercise price of such warrants (219,868 shares and $661,802 in aggregate). The shares and warrants (representing 45% warrant coverage in connection with the purchase of the shares) were sold for $3.07 per share and warrant (a premium to the $3.01 closing price of the Company’s common stock on December 4, 2014 ($3.01 per share)). The warrants were evidenced by Common Stock Purchase Warrants and have a term of five years, an exercise price of $3.01 per share and cashless exercise rights beginning six months after the date of the grant of the warrants, to the extent that the shares of common stock issuable upon exercise of such warrants are not registered with the Commission. The subscribers were also provided piggy-back registration rights in the event that we file a primary or secondary registration statement in the five years following the closing.

II-3

We claim an exemption from registration afforded by Section 3(a)(9) of the Securities Act, for the above conversions and cashless exercises (provided that certain of the securities issued in cashless exercises of the warrants and options described above were registered on Form S-8 and did not constitute unregistered securities), as the securities were exchanged by the Company with its existing security holders exclusively in transactions where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange and Section 4(a)(2) of the Securities Act for the issuances and cash exercises (provided that certain of the securities issued in cashless exercises of the warrants and options described above were registered on Form S-8 and did not constitute unregistered securities), since the issuances did not involve a public offering, the recipients took the securities for investment and not resale, we took appropriate measures to restrict transfer, and the recipients were “accredited investors” and/or had information regarding the Company similar to what would be included in a Registration Statement under the Securities Act. With respect to the transactions described above, no general solicitation was made either by us or by any person acting on our behalf.

In February 2015, a holder of Series A Convertible Preferred Stock of the Company converted 17,476 shares of our Series A Convertible Preferred Stock into 17,476 shares of our common stock.

In March 2015, we entered into a Third Amendment to the Heartland Purchase Agreement, which, among other things, confirmed the number of additional shares of common stock we are required to issue to Heartland in connection with a true-up of the inventory acquired at closing versus the inventory required to be delivered at closing. Pursuant to the true-up, any additional amount owed by us to Heartland for inventory at closing (less amounts already paid for at closing) was to be paid in shares of our restricted common stock, based on the volume weighted average prices of our common stock on the NASDAQ Capital Market on the ten (10) trading days immediately prior to closing, which totaled $3.56. An aggregate of an additional $200,000 was owed to Heartland in connection with the inventory true-up and as such, the parties confirmed pursuant to the Third Amendment that Heartland would be issued an additional 56,180 shares of restricted common stock ($200,000 divided by $3.56).

We issued a Common Stock Purchase Warrant to an affiliate of our senior lender on March 26, 2015, providing such holder the right to purchase up to 1,766,874 shares of our common stock (the “Lender Warrant”). The Lender Warrant had an exercise price equal to the lower of (x) $3.395828553 per share and (y) the lowest price per share at which the Company issues any common stock (or sets an exercise price for the purchase of common stock in another security) between the date of our entry into the Lender Warrant and June 30, 2015, and was to expire on March 26, 2022, provided that such Lender Warrant was subsequently amended to lower the exercise price of the Lender Warrant and provided further that effective June 29, 2015 we repaid $15.1 million of the amount we owed to Goldman Sachs Specialty Lending Holdings, Inc. (“Lender”) under that certain Credit and Guaranty Agreement entered into between us, Lender, and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent for Lender, dated May 2, 2014 (as amended and modified to date, the “Credit Agreement”). Effective June 29, 2015, we repaid $15.1 million of the amount owed under the Credit Agreement, and as a result, the Lender Warrant and rights thereunder were canceled and terminated.

All of the shares of common stock issuable upon conversion of the Series A Preferred Stock shares were exempt from registration pursuant to an exemption from registration afforded by Section 3(a)(9) of the Securities Act. All of the option grants and all shares of common stock issuable upon exercise of options were registered on Form S-8 and therefore did not constitute restricted securities (except to the extent such securities were acquired by “affiliates” of the Company). We claim an exemption from registration for the issuances of restricted securities and warrant described above pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act, since the issuances and grant did not involve a public offering, the recipients were “accredited investors”, the recipients acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives.

II-4

On June 24, 2015, we closed the transactions contemplated by the June 19, 2015 Unit Purchase Agreement entered into with certain institutional investors, pursuant to which we sold the investors thereunder an aggregate of 8,064,534 units, each consisting of (i) one share of Series B Preferred Stock and (ii) one warrant to purchase one-half of a share of common stock of the Company, at a price of $3.10 per unit for an aggregate of $25.0 million. The units (including the shares of Series B Preferred Stock and the warrants) were offered and sold to the investors under the Unit Purchase Agreement in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D of the Securities Act. Each of the investors represented that it was an accredited investor within the meaning of Rule 501(a) of Regulation D, and acquired the units for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The units were offered without any general solicitation by the Company or its representatives. The units were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

In August 2015, one of the holders of our Series B Preferred Stock fully-converted all 32,260 of the shares of Series B Preferred Stock which it then held into shares of our common stock on a one-for-one basis. The shares of common stock issuable in connection with such conversion were previously registered by us on a Form S-1 Registration Statement. Additionally, the same holder converted an aggregate of approximately $791 in accrued dividends on such converted Series B Preferred Stock shares into 255 shares of common stock ($3.10 per share of common stock), which shares of common stock were also previously registered by us on a Form S-1 Registration Statement.

For the period from June 24-30, 2015 and June 30-September 30, 2015, a total of approximately $398,459 of dividends accrued on our outstanding Series B Preferred Stock (not including shares of Series B Preferred Stock converted into common stock in August 2015, as described above). We were prohibited from paying such dividends in shares of common stock and in cash and therefore we paid the accrued dividends in-kind by way of the issuance of 128,535 restricted shares of Series B Preferred Stock pro rata to each of the then holders of our Series B Preferred Stock in October 2015. As the issuance of the Series B Preferred Stock in-kind in satisfaction of the dividends did not involve a “sale” of securities under Section 2(a)(3) of the Securities Act, we believe that no registration of such securities, or exemption from registration for such securities, was required under the Securities Act. Notwithstanding the above, to the extent such shares are deemed “sold or offered”, we claim an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act, since the transaction did not involve a public offering, the recipients were “accredited investors”, and acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom and are further subject to the terms of the escrow agreement. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

For the period from September 30, 2015 to December 31, 2015, a total of approximately $379,518 of dividends accrued on our outstanding Series B Preferred Stock. We were prohibited from paying such dividends in shares of common stock and in cash and therefore we paid the accrued dividends in-kind by way of the issuance of 122,425 restricted shares of Series B Preferred Stock pro rata to each of the then holders of our Series B Preferred Stock in January 2016. As the issuance of the Series B Preferred Stock in-kind in satisfaction of the dividends did not involve a “sale” of securities under Section 2(a)(3) of the Securities Act, we believe that no registration of such securities, or exemption from registration for such securities, was required under the Securities Act. Notwithstanding the above, to the extent such shares are deemed “sold or offered”, we claim an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act, since the transaction did not involve a public offering, the recipients were “accredited investors”, and acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom and are further subject to the terms of the escrow agreement. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

II-5

Effective on or around January 21, 2016, we paid the January 2016 rent due pursuant to the terms of our Churchill County, Nevada facility lease in shares of our common stock, pursuant to the terms of such lease, which allows us to pay 110% of the rent which would otherwise be due in cash (i.e., $268,400 of share based rent compared to $244,000 of cash based rent), as calculated using the volume weighted average price (“VWAP”) of our common stock for the 10-day period preceding the first day of each month, which VWAP for the month of January 2016 was $1.10 per share. As such, we issued the then landlord an aggregate of 244,000 shares of our restricted common stock in lieu of cash rent due for the month of January 2016. We claim an exemption from registration for the issuance and sale of such shares pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act, since the foregoing issuance did not involve a public offering, the recipient was an “accredited investor”, and acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing issuance and we paid no underwriting discounts or commissions. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

On January 28, 2016, in connection with the closing of a Purchase and Sale Agreement, we placed $1.5 million in cash and $1 million worth of our common stock (1,101,928 shares) into escrow with 50% of the shares to be released 12 months following the closing and the remainder of the shares held in escrow to be released 18 months after the closing, in order to satisfy any indemnification claims made by the buyer pursuant to the terms of the Sale Agreement. On June 30 and December 31 of each year that any of our shares of common stock are in escrow, in the event the value of the shares held in escrow is less than $1 million, based on the then market price of our common stock, we are required to increase the number of shares of common stock held in escrow to total $1 million in aggregate value. To the extent such shares are deemed “sold or offered”, we claim an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act, since the transaction did not involve a public offering, the recipient was an “accredited investor”, and will acquire the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom and are further subject to the terms of the escrow agreement. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

On January 28, 2016, we sold 44,000 shares of Series C Preferred Stock in consideration for $4 million, which convert into common stock on a 100-for-1 basis, and which if fully converted would convert into 4,400,000 shares of common stock. We claim an exemption from registration for the issuance and sale of such shares pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act, since the foregoing issuance did not involve a public offering, the recipient was an “accredited investor”, and acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing issuance and we paid no underwriting discounts or commissions. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

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In February 2016, a holder of Series A Convertible Preferred Stock of the Company converted 120,227 shares of our Series A Convertible Preferred Stock into 120,227 shares of our common stock. All of the shares of common stock issuable upon conversion of the Series A Preferred Stock shares were exempt from registration pursuant to an exemption from registration afforded by Section 3(a)(9) and 3(a)(10) of the Securities Act.

In May 2016, we sold the Units (including the shares of Series B1 Preferred Stock and the Warrants) to the Investors under the Purchase Agreement in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D of the Securities Act. Each of the Investors represented that it is an accredited investor within the meaning of Rule 501(a) of Regulation D, and acquired the Units for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Units were offered without any general solicitation by the Company or its representatives. The Units were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits Pursuant to Item 601 of Regulation S-K:

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, Texas, on June 10, 2016.

VERTEX ENERGY, INC.

By:	/s/ Benjamin P. Cowart
Benjamin P. Cowart
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Chris Carlson
Chris Carlson
Chief Financial Officer
(Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin P. Cowart and Chris Carlson, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin P. Cowart	Chief Executive Officer	June 10, 2016
Benjamin P. Cowart	(Principal Executive Officer) and Chairman

/s/ Chris Carlson	Chief Financial Officer	June 10, 2016
Chris Carlson	(Principal Financial and Accounting Officer)

/s/ Dan Borgen	Director	June 10, 2016
Dan Borgen

/s/ David Phillips	Director	June 10, 2016
David Phillips

/s/ Timothy C. Harvey	Director	June 10, 2016
Timothy C. Harvey

/s/ Christopher Stratton	Director	June 10, 2016
Christopher Stratton

/s/ James P. Gregory	Director	June 10, 2016
James P. Gregory

II-9

EXHIBIT INDEX

			Incorporated by Reference
Exhibit Number		Filed or Furnished Herewith	Form	Exhibit	Filing Date/Period End Date	File No.
2.1	Asset Purchase Agreement by and among Vertex Energy, Inc., Vertex Refining LA, LLC., Vertex Refining NV., LLC, Omega Refining, LLC, Bango Refining NV, LLC and Omega Holdings Company LLC (March 17, 2014)		8-K	2.1	3/19/2014	001-11476
2.2	Second Amendment to Asset Purchase Agreement by and among Vertex Energy, Inc., Vertex Refining LA, LLC, Vertex Refining NV, LLC, Bango Refining NV, LLC and Omega Holdings Company LLC (April 30, 2014)		8-K	2.3	5/6/2014	001-11476
2.3(#)	Third Amendment to Asset Purchase Agreement by and among Vertex Energy, Inc., Vertex Refining LA, LLC, Vertex Refining NV, LLC, Bango Refining NV, LLC and Omega Holdings Company LLC (May 2, 2014)		8-K	2.4	5/6/2014	001-11476
2.4	Fourth Amendment to Asset Purchase Agreement by and among Vertex Energy, Inc., Vertex Refining LA, LLC, Vertex Refining NV, LLC, Louisiana LV OR LLC, formerly known as Omega Refining, LLC, Bango Refining NV, LLC and Omega Holdings Company LLC (January 19, 2015)		8-K	2.1	1/21/2015	001-11476
2.5	Asset Purchase Agreement by and among Vertex Energy Operating, LLC, Vertex Refining OH, LLC, Vertex Energy Inc. and Heartland Group Holdings, LLC (October 21, 2014)		8-K	2.1	10/28/2014	001-11476
2.6	First Amendment to Asset Purchase Agreement by and among Vertex Energy Operating, LLC, Vertex Refining OH, LLC, Vertex Energy, Inc. and Heartland Group Holdings, LLC (November 26, 2014)		8-K	2.2	12/1/2014	001-11476
2.7	Second Amendment to Asset Purchase Agreement by and among Vertex Energy Operating, LLC, Vertex Refining OH, LLC, Vertex Energy, Inc. and Heartland Group Holdings, LLC (December 5, 2014)		8-K	2.3	12/9/2014	001-11476
2.8	Third Amendment to Asset Purchase Agreement by and among Vertex Energy Operating, LLC, Vertex Refining OH, LLC, Vertex Energy, Inc. and Heartland Group Holdings, LLC (March 4, 2015)		8-K	2.4	3/6/2015	001-11476
2.9(+)	Asset Purchase Agreement by and among Vertex Energy, Inc., Vertex Energy Operating, LLC, Bango Oil, LLC and Safety-Kleen Systems, Inc. (January 28, 2016)		8-K	2.1	2/3/2016	001-11476

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2.10(+)	Membership Interest Purchase Agreement (January 29, 2016), by and among Vertex Refining NV, LLC, as buyer and Fox Encore 05 LLC, as seller		8-K	2.2	2/3/2016	001-11476
3.1	Articles of Incorporation (and amendments thereto) of Vertex Energy, Inc.		8-K/A	3.1	6/26/2009	000-53619
3.2	Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Vertex Energy, Inc.’s Series A Convertible Preferred Stock.		8-K	3.1	7/16/2010	000-53619
3.3	Amended and Restated Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B Preferred Stock, filed with the Secretary of State of Nevada on May 12, 2016		8-K	3.1	5/13/2016	001-11476
3.4	Amended and Restated Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series C Convertible Preferred Stock, filed with the Secretary of State of Nevada on May 12, 2016		8-K	3.2	5/13/2016	001-11476
3.5	Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B1 Preferred Stock, filed with the Secretary of State of Nevada on May 12, 2016		8-K	3.3	5/13/2016	001-11476
3.6	Amended and Restated Bylaws of Vertex Energy, Inc.		8-K	3.1	1/15/2014	001-11476
4.1	Form of Warrant for May 2016 Unit Offering		8-K	10.2	5/13/2016	001-11476
5.1	Opinion and consent of The Loev Law Firm, PC re: the legality of the securities being registered	X
10.1(#)	Tolling Agreement between KMTEX, Ltd. and Vertex Energy Inc., dated April 17, 2013		8-K	10.1	11/12/2013	001-11476
10.2	Non-Competition and Non-Solicitation Agreement by Vertex Holdings, L.P., B & S Cowart Family L.P., Benjamin P. Cowart, Chris Carlson and Greg Wallace in favor of Vertex Energy, Inc., dated August 31, 2012***		10-Q	10.19	9/30/2012	000-53619
10.3	2004 Stock Option Plan - World Waste Technologies, Inc.***		10-KSB	10.3	12/31/2004	001-11476
10.4	Form of Stock Option Agreement, pursuant to 2004 Stock Option Plan***		10-KSB	10.4	12/31/2004	001-11476
10.5	2007 Stock Plan - World Waste Technologies, Inc.***		8-K	10.2	5/21/2007	001-11476
10.6	Form of Stock Option Agreement, pursuant to 2007 Stock Option Plan***		8-K	10.3	5/21/2007	001-11476
10.7	Vertex Energy, Inc., 2008 Stock Incentive Plan***		8-K/A	4.1	6/26/2009	000-53619
10.8	2008 Stock Incentive Plan - Form of Stock Option Agreement***		10-K	10.27	12/31/2012	001-11476
10.9	Vertex Energy, Inc., 2009 Stock Incentive Plan***		8-K	4.1	7/31/2009	000-53619

II-11

10.10	2009 Stock Incentive Plan - Form of Stock Option Agreement***	10-K	10.29	12/31/2012	001-11476
10.11	Vertex Energy, Inc. 2013 Stock Incentive Plan***	S-8	4.1	7/28/2014	333-197659
10.12	Vertex Energy, Inc.-Form of 2013 Stock Incentive Plan Stock Option Award***	8-K	10.1	9/30/2013	001-11476
10.13	Vertex Energy, Inc.-Form of 2013 Stock Incentive Plan Restricted Stock Grant Agreement***	S-8	4.3	7/28/2014	333-197659
10.14(#)	Pledge and Security Agreement-Credit and Guaranty Agreement dated as of May 2, 2014	8-K	10.5	5/6/2014	001-11476
10.15	Employment Agreement between Vertex Refining LA, LLC and James P. Gregory (Effective May 2, 2014)***	8-K	10.1	7/29/2014	001-11476
10.16	Form of Common Stock Purchase Agreement dated June 5, 2014 by and between Vertex Energy, Inc. and the purchasers named therein	8-K	10.1	6/6/2014	001-11476
10.17	Land Lease between Marrero Terminal LLC, as Landlord and Omega Refining, LLC, as Tenant, relating to the Used Motor Oil Re-Refinery Located at 5000 River Road, Marrero, Louisiana 70094, dated as of April 30, 2008 and amendments	10-Q	10.22	6/30/2014	001-11476
10.18	Commercial Lease between Plaquemines Holdings, LLC as Landlord and Omega Refining, LLC, as Tenant, relating to the Myrtle Grove Facility Located at 278 East Ravenna Road, Myrtle Grove, LA, dated as of May 25, 2012 and amendments	10-Q	10.23	6/30/2014	001-11476
10.19	Operation and Maintenance Agreement dated as of November 3, 2010, by and between Magellan Terminals Holdings, L.P. (f/k/a Marrero Terminal, LLC) and Omega Refining, LLC	10-Q	10.24	6/30/2014	001-11476
10.20(##)	Terminaling Services Agreement between Marrero Terminal LLC (Owner) and Omega Refining, LLC (Customer) dated as of May 1, 2008	10-Q	10.25	6/30/2014	001-11476
10.21(##)	Second Use Motor Oil Buy/Sell Contract dated August 1, 2012, by and between Thermo Fluids, Inc. and Omega Refining, LLC	10-Q	10.26	6/30/2014	001-11476
10.22	Common Stock Purchase Warrant to purchase 109,934 shares of common stock of the Company held by The Benjamin Paul Cowart 2012 Grantor Retained Trust (December 4, 2014)	8-K	4.1	12/9/2014	001-11476
10.23	Common Stock Purchase Warrant to purchase 109,934 shares of common stock of the Company held by The Shelley T. Cowart 2012 Grantor Retained Trust (December 4, 2014)	8-K	4.2	12/9/2014	001-11476
10.24	Form of Subscription Agreement dated December 4, 2014	8-K	10.2	12/9/2014	001-11476
10.25(##)	Loan and Security Agreement between Vertex Energy, Inc., Vertex Energy Operating, LLC, Vertex Acquisition Sub, LLC, Vertex Refining LA, LLC, Vertex II GP, LLC, Vertex Merger Sub, LLC, Cedar Marine Terminals, LP, Crossroad Carriers, L.P., H & H Oil, L. P., and Vertex Recovery, L.P., as borrower and MidCap Business Credit LLC, as lender, dated March 27, 2015	8-K/A	10.3	6/16/2015	001-11476

II-12

10.26	Revolving Note by Vertex Energy, Inc., Vertex Energy Operating, LLC, Vertex Acquisition Sub, LLC, Vertex Refining LA, LLC, Vertex II GP, LLC, Vertex Merger Sub, LLC, Cedar Marine Terminals, LP, Crossroad Carriers, L.P., H & H Oil, L. P., and Vertex Recovery, L.P. in favor of MidCap Business Credit LLC dated March 27, 2015, in the face amount of up to $7 million [provided that notwithstanding the face amount of such Revolving Note, the Revolving Note only evidences amounts borrowed under such security from time to time]	8-K	10.4	3/31/2015	001-11476
10.27	Intercreditor Agreement dated March 26, 2015, by and between MidCap Business Credit LLC and Goldman Sachs Bank USA	8-K	10.5	3/31/2015	001-11476
10.28	Lease With Option For Membership Interest Purchase (April 30, 2015), by and between Vertex Refining NV, LLC as lessee and Bango Oil, LLC, as landowner	8-K	10.1	5/5/2015	001-11476
10.29	Acknowledgement and Confirmation Agreement (April 30, 2015), by and among Vertex Energy, Inc., Vertex Refining NV, LLC, Bango Oil, LLC, RESC, LLC, and Diatom Rail Park, LLC	8-K	10.2	5/5/2015	001-11476
10.30	Personal Property Lease (April 30, 2015), by and between Vertex Refining NV, LLC, Omega Refining, LLC and Bango Refining NV, LLC	8-K	10.3	5/5/2015	001-11476
10.31	Consent Letter (April 30, 2015) From Goldman Sachs Bank USA	8-K	10.4	5/5/2015	001-11476
10.32	Form of Unit Purchase Agreement dated June 19, 2015 by and between Vertex Energy, Inc. and the purchasers named therein	8-K	10.1	6/19/2015	001-11476
10.33	Form of Warrant (incorporated by reference to Exhibit B of the Form of Unit Purchase Agreement incorporated by reference herein as Exhibit 10.32)	8-K	10.3	6/19/2015	001-11476
10.34	Executive Employment Agreement with Benjamin P. Cowart (August 7, 2015)***	10-Q	10.73	6/30/2015	001-11476
10.35	Executive Employment Agreement with Chris Carlson (August 7, 2015)***	10-Q	10.74	6/30/2015	001-11476
10.36	Amended and Restated 2013 Stock Incentive Plan ***	8-K	10.1	9/21/2015	001-11476
10.37(##)	First Amendment to Processing Agreement between KMTEX LLC and Vertex Energy, Inc., effective November 1, 2013	8-K/A	10.2	11/10/2015	001-11476
10.38	Executive Employment Agreement with John Strickland (COO), effective October 1, 2015	8-K	10.1	10/19/2015	001-11476
10.39	First Amendment to Loan and Security Agreement between Vertex Energy, Inc., Vertex Energy Operating, LLC, Vertex Acquisition Sub, LLC, Vertex Refining LA, LLC, Vertex II GP, LLC, Vertex Merger Sub, LLC, Cedar Marine Terminals, LP, Crossroad Carriers, L.P., H & H Oil, L. P., and Vertex Recovery, L.P., as borrower and MidCap Business Credit LLC, as lender, dated November 9, 2015	10-Q	10.79	9/30/2015	001-11476

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10.40(##)	Second Amendment to Processing Agreement between KMTEX LLC and Vertex Energy, Inc., dated December 3, 2015 and effective January 1, 2016		8-K	10.1	1/15/2016	001-11476
10.41(##)	Swap Agreement dated January 29, 2016, by Vertex Energy Operating, LLC and Safety-Kleen Systems, Inc.		8-K	10.1	2/3/2016	001-11476
10.42(##)	Base Oil Sales Agreement dated January 29, 2016, by Vertex Energy Operating, LLC and Safety-Kleen Systems, Inc.		8-K	10.2	2/3/2016	001-11476
10.43	Subscription Agreement for Series C Convertible Preferred Stock executed by Fox Encore 05 LLC (January 29, 2016)		8-K	10.3	2/3/2016	001-11476
10.44	Promissory Note in the amount of $5.15 million dated January 29, 2016, by Vertex Refining OH, LLC, as borrower and Fox Encore 05 LLC as lender		8-K	10.4	2/3/2016	001-11476
10.45	Open-End Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents by Vertex Refining OH, LLC in favor of Fox Encore 05 LLC (January 29, 2016)		8-K	10.5	2/3/2016	001-11476
10.46	Amended and Restated Credit and Guaranty Agreement, dated January 29, 2016, by and among Vertex Energy Operating, LLC, Vertex Energy, Inc., and certain other subsidiaries of Vertex Energy, Inc., as guarantors, various lenders, and Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, and Lead Arranger		8-K	10.6	2/3/2016	001-11476
10.47	Amendment No. 1 to Amended and Restated Credit and Guaranty Agreement dated May 9, 2016 by and among Vertex Energy Operating, LLC, Vertex, Energy, Inc., the other credit parties party thereto, Goldman Sachs Specialty Lending Holdings, Inc., as a lender and Goldman Sachs Bank USA, as administrative agent		8-K	10.1	5/10/2016	001-11476
10.48	Form of Unit Purchase Agreement dated May 10, 2016 by and between Vertex Energy, Inc. and the purchasers named therein		8-K	10.2	5/10/2016	001-11476
14.1	Code of Ethical Business Conduct and Whistleblower Protection Policy		8-K/A	14.1	2/13/2013	001-11476
16.1	Letter dated April 30, 2015 From LBB & Associates Ltd., LLP		8-K	16.1	5/1/2015	001-11476
23.1	Consent of Hein & Associates LLP	X
23.2	Consent of LBB & Associates Ltd., LLP	X
23.3	Consent of The Loev Law Firm, PC (including in Exhibit 5.1)	X
24.1	Power of Attorney (included in the signature page to this registration statement)	X
99.1	Glossary of Selected Terms		10-K	99.1	12/31/2012	001-11476

* Filed herewith.

** Furnished herewith.

*** Indicates management contract or compensatory plan or arrangement.

# Certain portions of these documents (which portions have been replaced by “X’s”) have been omitted in connection with a request for Confidential Treatment which has been accepted by the Commission. This entire exhibit including the omitted confidential information has been filed separately with the Commission.

## Certain portions of this document (which portions have been replaced by “***’s”) have been omitted in connection with a request for Confidential Treatment which has been accepted by the Commission. This entire exhibit including the omitted confidential information has been filed separately with the Commission.

+ Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Vertex Energy, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

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